EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SPARK NETWORKS, INC.,

LOV USA LLC,

MERGER SUB 1 INC.,

SMOOCH LABS INC.

and

DARREN BASSMAN, BRYAN WELFEL, AND CHAD WOOD,

as Equityholders’ Representative

Dated as of October 14, 2015

(continued)

(continued)

(continued)

Page

Section 6.15	Waivers	73
Section 6.16	No Presumption Against Drafting Party	73

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Written Consent
Exhibit C	Form of Support Agreement
Exhibit D	Form of Credit Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Option Merger Consideration Agreement
Exhibit G	Form of Paying Agent Agreement
Exhibit H	Company Financial Statements

TABLE OF ANNEX AND SCHEDULES

Annex A	Certain Definitions
Schedule I	Continuing Contractors
Schedule II	Continuing Employees
Schedule III	Key Employees
Schedule IV	Non-Continuing Contractors
Schedule V	Non-Continuing Employees
Schedule VI	Principal Stockholders

vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 14, 2015 (this “Agreement”), is entered into by and among SPARK NETWORKS, INC., a Delaware corporation (“Parent”), LOV USA LLC, a Delaware limited liability company (“Purchaser”), MERGER SUB 1 INC., a Delaware corporation and a wholly-owned Subsidiary of the Purchaser (“Merger Sub”), SMOOCH LABS INC., a Delaware corporation (the “Company”), and DARREN BASSMAN, BRYAN WELFEL AND CHAD WOOD in their capacity as representative of the Equityholders (together, the “Equityholders’ Representative”).  Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex A to this Agreement.

RECITALS

A.The boards of directors or managers (as applicable) of each of the Company, Parent, Merger Sub and Purchaser has unanimously (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

B.As consideration for the Merger and subject to the terms and conditions set forth in this Agreement, Purchaser or Parent (i) will pay an aggregate of Seven Million Dollars ($7,000,000) (the “Closing Purchase Price”), subject to adjustment as set forth in this Agreement, plus (ii) the Earnout Payment, to the extent earned (together with the Closing Purchase Price, the “Aggregate Purchase Price”), for one hundred percent (100%) of the issued and outstanding Shares as of the Closing and the cancellation of the Options.  The Aggregate Purchase Price shall be payable in the form of cash and shares of Parent Common Stock as set forth herein and upon the occurrence of certain future events as set forth herein.

C.A portion of the Merger Consideration shall be placed in escrow by Purchaser (the “Escrow Fund”) and governed by the terms of the Escrow Agreement to be executed by and among Purchaser, the Equityholders’ Representative and the Escrow Agent in substantially the form attached as Exhibit A (the “Escrow Agreement”).

D.Concurrently with the execution and delivery of this Agreement, the Company shall have delivered a written consent adopting this Agreement and approving the consummation of the transactions contemplated hereby, including the Merger, in substantially the form attached as Exhibit B (the “Written Consent”), from the Principal Stockholders.

E.As a condition and material inducement to the willingness of Parent, Purchaser and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company shall have delivered from the Key Employees and other Equityholders collectively holding at least seventy percent (70%) of the Fully-Diluted Shares (the “Specified Equityholders”) executed support agreements in the form attached hereto as Exhibit C (each such support agreement, a “Support Agreement”).

F.Concurrently with the execution and delivery of this Agreement, each Key Employee and each other Continuing Service Provider shall have entered into new employment arrangements or engagements, as applicable, with the Company or its designee, covering, among other things, customary non-disclosure, non-competition, non-disparagement and non-solicitation provisions (the “Employment Arrangements”), to become effective upon the Closing or such other future date as provided therein.

G.Concurrently with the execution and delivery of this Agreement, Purchaser and the Surviving Corporation shall enter into a Credit Agreement in substantially the form attached hereto as Exhibit D (the “Credit Agreement”).

In consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to create a contract by seal and to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1The Merger.  On the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of the Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Purchaser, and (c) all of the properties, rights, privileges, powers and franchises of Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.2Closing; Effective Time; Closing Deliverables and Actions.

(a)Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, on the date hereof or at such other place or on such other date as the parties may mutually agree.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)Effective Time.  As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit E to be executed and filed with the Delaware Secretary of State (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)Closing Deliverables and Actions by the Company.  At the Closing, the Company shall deliver, or cause to be delivered, to Purchaser the following:

(i)a certificate signed by a duly authorized executive officer of the Company certifying that  (A) the Company shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (B) each of the representations and warranties of the Company set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Capitalization), Section 2.3 (Authority) and Section 2.4(a) (No Conflict; Required Consents and Approvals) that are qualified by materiality or Material Adverse Effect are true and correct in all respects as of the date of this Agreement (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), and each of the representations and warranties of the Company set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Capitalization), Section 2.3 (Authority) and Section 2.4(a) (No Conflict; Required Consents and Approvals) that is not so qualified shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date as so qualified), and (C) each of the representations and warranties of the Company contained herein other than those set forth above are true and correct in all material respects as of the date of this Agreement (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date as so qualified);

(ii)a certificate of the Secretary of the Company certifying, (A) as complete, accurate and in effect as of the Closing (1) attached copies of the Company’s organizational documents, and (2) all requisite resolutions or actions of the Company’s board of directors approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby, and (B) as to the incumbency and signatures of the officers of the Company executing this Agreement and any other Transaction Document or other document, certificate or instrument relating to the transactions contemplated hereby.

(iii)evidence reasonably satisfactory to Purchaser that all Required Approvals (if any) have been obtained and are in effect as of the Closing Date;

(iv)executed counterpart of the Escrow Agreement (by the Equityholders’ Representative);

(v)executed Written Consent;

(vi)executed counterpart of the Support Agreements by the Company and each Specified Equityholder; provided, however, that the delivery of executed counterparts of the Support Agreements by the Company and each other Equityholder that is not a Specified Equityholder shall be a condition for the receipt of any Merger Consideration by such Equityholder and subject to the other terms and conditions set forth in this Agreement;

(vii)executed counterpart of the Credit Agreement;

(viii)executed counterparts of the Option Merger Consideration Agreements by the Company and each Optionholder;

(ix)evidence reasonably satisfactory to Purchaser that prior to the Closing, the Company has taken all necessary steps to ensure that no 280G Stockholder Approval shall be required to consummate the transactions hereby;

(x)executed counterparts of documents relating to the Employment Arrangements for each Key Employee and any of the other Continuing Service Providers;

(xi)evidence reasonably satisfactory to Purchaser of termination of employment or service of each Non-Continuing Employee and Non-Continuing Contractor;

(xii)any and all consents required under the terms of any Material Contract;

(xiii)evidence reasonably satisfactory to Purchaser that all of the stockholder agreements, investor rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar agreements or Contracts to which the Company or any Equityholder may be party have been terminated, in each case, without any liability to the Company;

(xiv)evidence reasonably satisfactory to Purchaser that the Company has terminated and cancelled all benefit plans, policies or arrangements, and benefit and payroll supplier Contracts;

(xv)evidence reasonably satisfactory to Purchaser that all Indebtedness of the Company has been repaid and all liens in connection with such Indebtedness have been released, including payoff letters from each of holders of Indebtedness, accompanied by a confirmation of release of any liens upon the payment of the amount set forth in such payoff letters;

(xvi)a certificate of the Secretary of State of the State of Delaware, New York, and each other state in which the Company is registered to do business, in each case as to the good standing of the Company as of a date not more than three (3) Business Days prior to the Closing Date;

(xvii)the Allocation Spreadsheet; and

(xviii)a certificate signed by a duly authorized officer of the Company complying with the requirements of Section 1445 and Treasury Regulations thereunder.

(d)Purchase Price.  At the Closing (except in the case of clause (vii) below), Purchaser shall deliver the Closing Purchase Price as follows:

(i)Parent shall, or shall cause Purchaser to, deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit in the Escrow Account in accordance with the terms of the Escrow Agreement;

(ii)Parent shall, or shall cause Purchaser to, deliver (on behalf of the Company) an amount equal to all Closing Indebtedness by wire transfer of immediately available funds to an account or accounts designed by the Equityholders’ Representative in writing;

(iii)Parent shall, or shall cause Purchaser to, deliver (on behalf of the Company) an amount equal to all Transaction Expenses not paid by the Company prior to the Closing by wire transfer of immediately available funds to an account or accounts designated by the Equityholders’ Representative in writing;

(iv)Parent shall, or shall cause Purchaser to, deliver (on behalf of the Company) an amount equal to all Third-Party Consent Payments not paid by the Company prior to the Closing by wire transfer of immediately available funds to an account or accounts designated by the Equityholders’ Representative in writing;

(v)Parent shall, or shall cause Purchaser to, deliver (on behalf of the Company) an amount equal to all Change of Control Payments not paid by the Company prior to the Closing by wire transfer of immediately available funds to an account or accounts designated by the Equityholders’ Representative in writing;

(vi)Parent shall, or shall cause Purchaser to, deliver to the Paying Agent the Closing Cash Consideration in accordance with Section 1.7(a)(i) and Section 1.10(a); and

(vii)Parent shall, or shall cause Purchaser to, deliver to the Paying Agent the Closing Stock Consideration in accordance with Section 1.7(a)(ii) and Section 1.10(b).

The amounts described in (i) through (v) of this Section 1.2(d) shall be referred to herein as the “Closing Deductions.”

(e)Closing Deliverables by Purchaser.  At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company the following:

(i)executed counterparts of the Escrow Agreement (by Purchaser and the Escrow Agent);

(ii)executed counterparts of the Support Agreements;

(iii)executed counterparts of documents relating to the Employment Arrangements for each Key Employee and any of the other Continuing Service Providers;

(iv)executed counterparts of the Credit Agreement (by Purchaser and the Surviving Corporation);

(v)executed counterparts of the Paying Agent Agreement (by Parent, Purchaser and Paying Agent);

(vi)a certificate signed by a duly authorized executive officer of Parent, Purchaser and Merger Sub certifying that (A) each of Parent, Purchaser and Merger Sub shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by each of them on or prior to the Closing Date, (B) each of the representations and warranties of Parent, Purchaser and Merger Sub set forth in Section 3.1 (Organization and Qualification); Section 3.2 (Authority); and Section 3.3 (No Conflict; Required Consents and Approvals) that are qualified by materiality or material adverse effect are true and correct in all respects as of the date of this Agreement (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), and each of the representations and warranties of Parent, Purchaser and Merger Sub set forth in in Section 3.1 (Organization and Qualification); Section 3.2 (Authority); and Section 3.3 (No Conflict; Required Consents and Approvals) that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s, Purchaser’s or Merger Sub’s ability to consummate the transaction, and (C) each of the representations and warranties of Parent, Purchaser and Merger Sub contained herein other than those set forth above are true and correct in all material respects as of the date of this Agreement (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date);

(vii)a certificate of good standing of the Secretary State of the State of Delaware and each other state in which Parent, Purchaser and Merger Sub is registered to do business, in each case as to the good standing of Parent, Purchaser and Merger Sub, respectively, as of a date not more than three (3) Business Days prior to the Closing Date; and

(viii)a certificate of the Secretary or Manager of each of Parent, Purchaser and Merger Sub (as applicable) certifying, (A) as complete, accurate and in effect as of the Closing (1) attached copies of Parent’s, Purchaser’s and Merger Sub’s organizational documents, and (2) all requisite resolutions or actions of Parent’s, Purchaser’s and Merger Sub’s board of directors or managers (as applicable) approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby, and (B) as to the incumbency and signatures of the officers of Parent, Purchaser and Merger Sub executing this Agreement and any other Transaction Document or other document, certificate or instrument relating to the transactions contemplated hereby; and

(ix)resignations of Merger Sub’s officers, dated as of the Closing Date.

Section 1.3Effects of the Merger.  The Merger shall have the effects as set forth herein and in the applicable provisions of the DGCL.

Section 1.4Certificate of Incorporation and Bylaws.  From and after the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to conform to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, each until amended in accordance with the provisions thereof and applicable Law.

Section 1.5Directors; Officers.  From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.6Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.7Merger Consideration; Conversion of Stock.  The aggregate consideration payable by Purchaser to the Equityholders pursuant to this ARTICLE I shall be, as set forth herein and upon the occurrence of certain future events as set forth herein, an amount equal to the Aggregate Purchase Price (the “Merger Consideration”). At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Merger Sub, the Company or any holder of any shares of capital stock of the Company (the “Shares”) or any shares of capital stock of Merger Sub:

(a)each Share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and Shares to be cancelled pursuant to Section 1.7(c) below) shall, at the Effective Time, be converted into the right to receive an amount in respect of such Share without interest pursuant to this Agreement at the respective times and subject to the requirements and contingencies specified herein, equal to the Common Stock Price Per Share; provided, however, that:

(i)six-seventh (6/7) of the Common Stock Price Per Share shall be payable in cash, provided that the Per Share Closing Deduction Amount shall be used to pay each Equityholders’ Pro Rata Portion of the Closing Deductions as set forth Section 1.2(d); and

(ii)one-seventh (1/7) of the Common Stock Price Per Share shall be payable in that number of shares of Parent Common Stock that is equal to (x) such amount divided by (y) the Parent Trading Price, which shares shall be issued in book entry form by the Purchaser as soon as practicable following the Effective Time and shall be subject to a one-year restriction on transfer (such restriction to lapse earlier in the event of a Change of Control of Parent, Purchaser or the Surviving Corporation) and other terms and conditions set forth in the applicable Support Agreements or other agreements in effect as of the date hereof relating to such Parent Common Stock (the “Closing Stock Consideration”);

(b)each Share that, immediately prior to the Effective Time, is held in the treasury of the Company or owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(c)each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 1.8Fractional Shares.  For purposes of calculating the aggregate number of shares of Parent Common Stock issuable to each Equityholder pursuant to ARTICLE I, (a) all Shares held by each Stockholder shall be aggregated on a Certificate-by-Certificate basis, and (b) the number of shares of Parent Common Stock to be issued to each Equityholder shall be rounded down to the nearest whole number.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger.  Any Equityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Parent Trading Price, rounded down to the nearest whole cent, and delivered by check concurrently with the issuance of the Parent Common Stock, following the surrender of applicable Certificates to the Paying Agent, if applicable, as contemplated in Section 1.11(b), to the extent reasonably practicable.

Section 1.9Dissenting Shares.

(a)Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Section 1.7(b) (Conversion of Stock)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal or dissenters rights for such Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights or dissenters rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL.

(b)If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal or dissenters rights, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest.  The Equityholders’ Representative shall give Purchaser (i) prompt notice of any demands received by the Equityholders’ Representative for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Equityholders’ Representative relating to stockholders’ rights to appraisal with respect to the Merger and (ii) the opportunity to direct and control all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL.  Notwithstanding the foregoing, the Equityholders’ Representative shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.10Options.  Neither Purchaser nor Parent shall assume or otherwise replace any Options in connection with the transactions contemplated by this Agreement. Immediately prior to, but contingent upon, the Effective Time each Option that is held by an Optionholder and that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and each Optionholder shall cease to have any rights with respect thereto, except the right to receive such Optionholder’s Pro Rata Portion of the Merger Consideration pursuant to ARTICLE I (The Merger) and in those amounts as set forth in the Allocation Spreadsheet and in accordance with the other terms and conditions of the Option Merger Consideration Agreement, by and between the Company and such Optionholder, in the form attached hereto as Exhibit F (the “Option Merger Consideration Agreements”) equal to the Common Stock Price Per Share for each such converted Option minus the exercise price of such converted Option (as such exercise price is set forth in an applicable Option Merger Consideration Agreement); provided, however, that:

(a)six-seventh (6/7) of such amount shall be payable in cash (together with the amount paid in cash pursuant to Section 1.7(a)(i), the “Closing Cash Consideration”); provided, that the Per Share Closing Deduction Amount shall be used to pay each Equityholders’ Pro Rata Portion of the Closing Deductions as set forth in Section 1.2(d);

(b)one-seventh (1/7) shall be payable as the Closing Stock Consideration; and

(c)all payments made in respect of each Option in accordance with and at the times provided by, and subject to the contingencies and conditions of, this Agreement or the Escrow Agreement shall be payable in accordance with the requirements of Treasury Regulations Section 1.049A-3(i)(5)(iv).

Section 1.11Payment for Shares; Withholding of Escrow Amount.

(a)Prior to the Effective Time, Purchaser shall designate Feinberg Hanson LLP to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement in the form attached hereto as Exhibit G (the “Paying Agent Agreement”) providing for, among other things, the matters set forth in this Section 1.11.  Purchaser shall, or shall cause the Surviving Corporation to, deliver to the Paying Agent for the benefit of the Equityholders entitled to consideration pursuant to Section 1.7 (Conversion of Stock), as needed, an amount equal to the Closing Cash Consideration, to which such Equityholders shall be entitled at the Effective Time pursuant to Section 1.7 (Conversion of Stock) and calculated in accordance with Section 1.7 (Conversion of Stock).  Such funds may be invested by the Paying Agent at the direction of Purchaser with the prior written consent of the Equityholders’ Representative, pending payment therefor by the Paying Agent to such Equityholders.  Earnings from any such investments shall be the sole and exclusive property of Purchaser, and no part thereof shall accrue to the benefit of the Equityholders or the Surviving Corporation.

(b)As promptly as practicable after the Closing Date, Purchaser shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each Equityholder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Equityholder, if applicable, shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates, if applicable, in exchange for payment therefor.  Upon delivery of a duly executed letter of transmittal and, if applicable, surrender of a Certificate for cancellation to the Paying Agent or such other agent or agents as may be appointed by Purchaser, such Equityholder shall be entitled to receive in exchange therefor (as promptly as practicable), an amount in Closing Cash Consideration and Closing Stock Consideration equal to the amount set forth in the Allocation Spreadsheet represented by such Certificate, without interest, and such Certificate, if applicable, shall, upon such surrender, be cancelled.  With respect to any Stockholder, if payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed, and that the Person requesting such payment shall have established to the satisfaction of Purchaser and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.  Until surrendered in accordance with the provisions of this Section 1.11, any Certificate (other than Certificates representing Dissenting Shares and Shares to be cancelled pursuant to Section 1.7(b) (Conversion of Stock)) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, without interest, as contemplated herein.

(c)At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of any Shares thereafter on the records of the Company.  If, after the Effective Time, a Certificate is presented to the Surviving Corporation, it shall be cancelled and exchanged as set forth in this Section 1.11.

(d)Any cash paid or Parent Common Stock issued upon conversion of the Shares or in respect of the Options, in each case in accordance with the terms of this ARTICLE I, shall be deemed to have been paid in full satisfaction of all rights to any portion of the Closing Cash Consideration or Closing Stock Consideration, as applicable, pertaining to such Shares or Options.  From and after the Effective Time, the holders of Certificates and Optionholders shall cease to have any rights with respect to Shares or Options represented thereby, except as otherwise set forth herein or by applicable Law.

(e)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to subsection (b) above for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of an indemnity and/or bond from the holder of any such lost, stolen or destroyed Certificate that is satisfactory to Purchaser or the Paying Agent, as applicable.

(f)Promptly following the date that is six (6) months after the Effective Time, Purchaser shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to Purchaser only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their respective duly executed letters of transmittal and, if applicable, Certificates, without interest.  Notwithstanding anything to the contrary in this Section, to the fullest extent permitted by Law, none of the Paying Agent, Purchaser or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)The parties acknowledge and agree that the Escrow Amount shall, at the Effective Time, be delivered to the Escrow Agent and made available as partial security to compensate the Indemnitees for any indemnification claims by such parties for any Losses suffered or incurred by them for which they are entitled to recovery under the provisions of ARTICLE V.

Section 1.12Earnout.

(a)Earnout Statement.  Within thirty (30) calendar days following the end of each Quarterly Earnout Period, Parent shall prepare and deliver to the Equityholders’ Representative a statement (each, an “Earnout Statement” and the Earnout Statement delivered at the end of an Earnout Period, the “Year-End Earnout Statement”) of the Eligible Revenue and the Earnout Payment (if any) for such Quarterly Earnout Period and at the end of each Earnout Period, the aggregate Eligible Revenue and the Earnout Payment (if any) for the entirety of such Earnout Period.  Notwithstanding the reporting requirement set forth in this Section 1.12(a), the parties hereto acknowledge and agree that if any Earnout Payment is earned, it shall only be paid in accordance with and at such times as set forth in Section 1.12(e).

(b)During the ten (10) Business Day period following delivery of the Earnout Statement to the Equityholders’ Representative, Parent shall provide the Equityholders’ Representative and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of Parent relating to the Earnout Statement, and Parent shall cooperate with the Equityholders’ Representative and its Representatives to provide them with other information used in preparing the Earnout Statement reasonably requested by the Equityholders’ Representative and its Representatives.  The Earnout Statement shall become final and binding on the tenth (10th) Business Day following delivery thereof, unless prior to the end of such period, the Equityholders’ Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item.  The Equityholders’ Representative shall be deemed to have agreed with all items and amounts in the Earnout Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 1.12(c) below.

(c)During the ten (10) Business Day period following delivery of a Notice of Disagreement by the Equityholders’ Representative to Parent, the parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified therein.  During such ten (10) Business Day period, the Equityholders’ Representative shall provide Parent and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of the Equityholders’ Representative and its Representatives relating to such Notice of Disagreement, and the Equityholders’ Representative shall and shall cause its Representatives to cooperate with Parent and its Representatives to provide them with other information used in the preparation of such Notice of Disagreement reasonably requested by Parent and its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Equityholders’ Representative relating to the Earnout Statement.  Any disputed items resolved in writing between Parent and the Equityholders’ Representative within such ten (10) Business Day period shall be final and binding with respect to such items, and if Parent and the Equityholders’ Representative agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(d)If Parent and the Equityholders’ Representative have not resolved all such differences by the end of such ten (10) Business Day period, Parent and the Equityholders’ Representative shall submit, in writing, to CNM LLP or, if such firm is unable or unwilling to act, such other public accounting firm as shall be agreed in writing by Parent and the Equityholders’ Representative (the “Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of Earnout Payments, which determination shall be final and binding on the parties for all purposes hereunder, absent manifest error.  The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.12 within the range of the difference between the Equityholders’ Representative’s position with respect thereto and Parent’s position with respect thereto.  The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.12.  The Equityholders’ Representative and Parent shall use their commercially reasonable efforts to cause the

Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof.  Judgment may be entered upon the written determination of the Accounting Firm in any competent court.  Notwithstanding anything to contrary in this Agreement, the costs of any dispute resolution pursuant to this Section 1.12(d), including the fees and expenses of the Accounting Firm and of any enforcement and determination thereof, shall be borne by the Equityholders’ Representative and Parent in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative Dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of Representatives of each party incurred in connection with their preparation or review of the Earnout Statement and preparation and review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)Payment of Earnout Payments.  If, following the procedures set forth in Section 1.12(a) through Section 1.12(d), any Earnout Payment is determined to be payable pursuant to the applicable Year-End Earnout Statement, Parent shall, within thirty (30) days following the completion of its independent accounting audit for the applicable Earnout Period (but in no event later than March 31, 2017, with respect to 2016 Earnout Period, and March 31, 2018, with respect to the 2017 Earnout Period), pay or cause such Earnout Payment to be paid to the Equityholders’ Representative for the account of each Equityholder; provided, however, that:

(i)one-third (1/3) of the applicable Earnout Payment shall be payable in cash by one or more checks or wire transfer of immediately available funds to an account or accounts specified by the Equityholders’ Representative;

(ii)two-thirds (2/3) of the applicable Earnout Payment shall be payable in that number of shares of Parent Common Stock that is equal to (x) such amount divided by (y) the Earnout Trading Price, which shares shall be subject to terms and conditions set forth in agreements in effect as of the date hereof relating to such Parent Common Stock and restrictions on transfer for the longer of (A) 180 days following issuance (such restriction to lapse earlier in the event of a Change of Control of Parent, Purchaser or the Surviving Corporation) and (B) the date on which all amounts outstanding under the Credit Agreement as of the end of the 2016 Earnout Period or the 2017 Earnout Period (including any interest thereon), as applicable, are repaid in full; provided, however, (1) for the avoidance of doubt, the Credit Agreement may be prepaid at any time without any penalty in accordance with its terms, (2) following December 31, 2017, all cash, or Eligible Revenue, whichever is greater, generated by the Surviving Corporation shall, without further action by the Surviving Corporation, Parent, Purchaser or the Equityholders’ Representative be immediately swept from the bank account or accounts of the Surviving Corporation and used to repay all amounts then due and owing under the Credit Agreement in accordance with the terms therewith, and (3) prior to December 31, 2017, in the event that none of the Equityholders’ Representative are employees of the Surviving Corporation, then to the extent all cash, or Eligible Revenue, whichever is greater, generated by the Surviving Corporation is in excess of the amounts due and owing under the Credit Agreement, such amounts shall be swept and used to pay those amounts under the Credit Agreement in accordance with the terms therewith; and

(iii)notwithstanding anything to the contrary in this Section 1.12(e), no Earnout Payment shall be payable if there is an “Event of Default” under the Credit Agreement (as defined therein), other than a payment default, and such “Event of Default” is not cured in accordance with the Credit Agreement.

(f)Limitations.  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the aggregate Earnout Payments payable hereunder shall not exceed Ten Million Dollars ($10,000,000); provided, however, the limitation set forth in this Section 1.12(f) shall not bar or in any way limit the accrual of interest in accordance with Section 1.12(j).

(g)Tax Treatment of Earnout Payments.  The Equityholders’ Representative, the Equityholders, Parent, Purchaser, Merger Sub, the Surviving Corporation and their respective Affiliates agree to treat the Earnout Payment made pursuant to this Section 1.12 as an adjustment to the Merger Consideration for all applicable Tax purposes.

(h)Earnout Covenants and Agreements.  Subject to Section 1.12(i), and except as required by applicable Law or as otherwise permitted or contemplated in this Agreement, or as consented to in writing by the Equityholders’ Representative, in each case during the Earnout Period only:

(i)Parent shall, or shall cause Purchaser to, pay all Earnout Payments when due in accordance with Section 1.12(e);

(ii)Parent shall, or shall cause Purchaser to, maintain the separate legal existence of the Surviving Corporation and it shall, and shall cause its officers, directors, employees, agents and Representatives to, conduct the business and operations of the Surviving Corporation in the ordinary course, consistent with the past practices of the Company prior to the Closing Date and in accordance with mutually agreed upon quarterly and annual performance targets as set forth on Schedule II of each Key Employee’s Employment Arrangement, under the supervision and control of the Key Employees and in such manner as to enhance the likelihood of the Earnout Payments being earned in full, and in connection therewith (A) use its reasonable best efforts to maintain the Surviving Corporation’s assets, rights and properties and to preserve intact the Surviving Corporation’s current relationships with customers, employees, suppliers and others having business dealings with it, (B) maintain the Surviving Corporation’s books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (C) use its reasonable best efforts to preserve the goodwill and ongoing operations of the Surviving Corporation’s business;

(iii)Parent shall, or shall cause Purchaser or the Surviving Corporation to, use its best efforts to comply with its obligations under the Employment Arrangements;

(iv)Parent shall not, and shall not cause Purchaser to, prevent or otherwise restrict the Surviving Corporation from selling premium services, advertising, off-line events, or any other revenue generating activity which is consistent with the business to be conducted by the Surviving Corporation, provided that none of the Key Employees or other employees, service providers or agents of the Surviving Corporation shall take any action which is intended, or would reasonably be expected, to disparage, defame or otherwise harm Parent or its or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to Parent;

(v)Parent shall not, nor shall it cause Purchaser to, permit the Surviving Corporation to, undergo or otherwise become a party to a transaction which results in a Change of Control unless the successor to the business, assets, or equity interests of Parent, Purchaser or the Surviving Corporation, as the case may be, affirmatively assumes in writing the obligations of Parent and Purchaser pursuant to this Section 1.12;

(vi)Parent shall not, and shall not permit Purchaser to, amend or otherwise modify the Parent Credit Agreement, refinance, or enter into any other agreement, the result of which could be reasonably likely to prevent, hinder or delay the payment of the Earnout Payments; provided, however, that subject to the other limitations set forth in this Section 1.12(h), nothing in this Section 1.12(h)(vi) shall prevent or restrict Parent from terminating the Parent Credit Agreement or such other agreement, at the expiration of the term of such agreement or otherwise;

(vii)Parent shall not, and shall not permit Purchaser to, fail to perform any obligation under the Parent Credit Agreement, which results in a Default (as defined in the Parent Credit Agreement) or Event of Default (as defined in the Parent Credit Agreement) under the Parent Credit Agreement, and such Default or Event of Default is not cured in accordance with the Parent Credit Agreement;

(viii)None of the Parent, Purchaser, Surviving Corporation or Equityholders’ Representative shall cause or permit any arrangement inconsistent with past accounting practices and standards of Parent that has the effect of artificially shifting revenues into or out of the Surviving Corporation or into or out of the Earnout Period;

(ix)Parent shall not, and shall not permit Purchaser to, cause or permit the Surviving Corporation to (A) sell, lease, spin-off, or otherwise dispose of all or any material amount of the Surviving Corporation’s assets other than (1) in the ordinary course of business consistent with past practice or (2) non-performing assets or assets relating to operations discontinued or to be discontinued, or (B) become party to any merger or, consolidation, or commence voluntary liquidation proceedings with respect to the Surviving Corporation;

(x)Parent shall not, and shall not cause Purchaser to, permit the Surviving Corporation to transfer all or any portion of the Surviving Corporation’s business with any client or customer to, or share any data or customer lists of the Surviving Corporation with, Parent, Purchaser or any other of their controlled Affiliates, in each case without prior approval by the Equityholders’ Representative;

(xi)Parent shall not, and shall not permit Purchaser to, undertake any action which could reasonably be expected to result in a default under the Credit Agreement by Purchaser or otherwise prohibit, hinder or delay the availability of loans available under the Credit Agreement except as set forth therein;

(xii)Parent shall not, and shall not cause Purchaser to, cause or permit the Surviving Corporation to bundle sales of the Surviving Corporation’s products and services with any products and services of Parent, Purchaser or any controlled Affiliate of Parent or Purchaser, respectively, in each case without prior approval by the Equityholders’ Representative;

(xiii)Parent shall not, and shall not permit Purchaser to, cause or permit the Surviving Corporation to implement any discounts in pricing unless approved in advance in writing by the Equityholders’ Representative;

(xiv)Parent shall not, and shall not permit Purchaser to, enter into, or amend, supplement or modify any (A) provision of its or the Surviving Corporation’s Certificate of Incorporation or Bylaws, in each case as amended, or (B) contract with any person or entity if such action would prohibit, hinder or delay Purchaser from making, or restrict Purchaser’s ability to make, any Earnout Payment, in each case without prior approval by the Equityholders’ Representative;

(xv)Parent shall not, and shall not permit Purchaser to, take any action or cause the Surviving Corporation to take any action, the primary purpose of which is to reduce any Earnout Payment; and

(xvi)Parent shall give the Equityholders’ Representative prompt written notice of any proposed changes to its accounting policies with respect to the capitalization of research and development and software development costs.

(i)Notwithstanding anything above, and not in limitation of any of the covenants set forth in this Section 1.12(h), the Key Employees shall have full control over the operations of the Surviving Corporation and the New App, as applicable; provided, however, that the Parent’s Chief Executive Officer shall have approval right over material decisions relating to the operation of the Surviving Corporation or the New App, as applicable, which approval shall not be unreasonably withheld or delayed; provided further that, (i) with respect to entry into Contracts by or on behalf of the Surviving Corporation (including Contracts relating to the New App, as applicable), or any other expenditure, the approval of Parent’s Chief Executive Officer shall be required only for Contracts or expenditures valued in excess of $30,000 over the

Contract term or term of such expenditure; and (ii) the limitations set forth in clause (i) above shall not apply to Contracts or other expenditures which directly relate to direct marketing of the New Apps during the 2016 Earnout Period in an aggregate amount not to exceed $200,000.

(j)Default Remedies.  Subject to the final sentence in this Section 1.12(j), in the event that Parent, Purchaser or Surviving Corporation breaches, threatens to breach, or takes any action that, with or without notice or lapse of time, would reasonably be expected to result in a, breach any of the covenants set forth in Section 1.12(h) and such breach is not cured within thirty (30) days after written notice from the Equityholders’ Representative to Purchaser and Parent (or their respective successors and assigns), which notice sets forth in reasonable detail the nature of such breach and the amount of Earnout Payment the Equityholders’ Representative believes would have been earned in the absence of such breach (the “Dispute Notice”), the Equityholders’ Representative, Parent and Purchaser shall seek in good faith to resolve any such disputes regarding a breach or breaches of the covenants set forth in Section 1.12(h) within ten (10) Business Days.  During such ten (10) Business Day period, Parent shall, or shall cause Purchaser or their respective Representatives to, provide the Equityholders’ Representative, during normal business hours and upon reasonable advance notice, with reasonable access to the non-privileged books and records relating to such breach. In the event that Parent, Purchaser and the Equityholders’ Representative have not resolved all such differences or disputes by the end of such ten (10) Business Day Period:

(i)Parent, Purchaser and the Equityholders’ Representative shall submit such disagreements or disputes to Eric Green Resolutions, LLC in accordance with Section 6.8 (except that the expedited procedural rules of JAMS, Inc. shall apply), their briefs detailing their views as to the breach and the amount of the Earnout Payment due and owing;

(ii)Eric Green Resolutions, LLC will agree to conduct a hearing with regard to the dispute and will determine whether a breach has occurred and, if so, the amount of the Earnout Payment that would have been earned in the absence of such breach, within sixty (60) calendar days of submission by Parent, Purchaser and Equityholders’ Representative, which Parent, Purchaser and Equityholders’ Representative agree shall be the Earnout Payment for purposes of this Section 1.12, and such determination shall be final and binding on the parties for all purposes hereunder and such judgment may be entered in any court of competent jurisdiction;

(iii)in the event that Parent or Purchaser breaches the covenant in Section 1.12(h)(i) or fails to pay any Earnout Payment when due and owing following judgement rendered in favor of the Equityholders’ Representative, then any such Earnout Payment due and owing shall immediately, and calculated from the day such Earnout Payment became due and owing, accrue interest at the rate of seven percent (7%) annually, simple interest until such time as such Earnout Payment is paid in full;

(iv)in the event that Parent or Purchaser breaches, threatens to breach, or takes any action that, with or without notice or lapse of time, would result in a breach of Section 1.12(h)(i), irrespective of the award granted by Eric Green Resolutions, LLC, Parent and Purchaser shall, jointly and severally, indemnify and hold harmless the Equityholders from and against any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by the Equityholders’ Representative or such Equityholder by reason of the disputes set forth on the applicable Dispute Notice;

(v)in the event that, in his final and binding determination, Eric Green Resolutions, LLC awards to the Equityholders’ Representative an amount that exceeds seventy percent (70%) of the amount sought by the Equityholders’ Representative pursuant to the Dispute Notice (for breaches of covenants set forth in this Section 1.12(h) other than Section 1.12(h)(i)), then Parent and Purchaser, jointly and severally, shall indemnify and hold harmless the Equityholders from and against any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by such Equityholder or the Equityholders’ Representative by reason of the disputes set forth on the applicable Dispute Notice; and

(vi)in the event that, in his final and binding determination, Eric Green Resolutions, LLC awards to the Equityholders’ Representative an amount that is less than thirty percent (30%) of the amount sought by the Equityholders’ Representative pursuant to the Dispute Notice, then, notwithstanding anything else to the contrary under ARTICLE V, the Equityholders shall indemnify and hold harmless Parent and Purchaser from and against any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by Parent or Purchaser by reason of the disputes set forth on the applicable Dispute Notice: (A) first, from the Escrow Fund until such amount is exhausted; (B) second, from the Closing Stock Consideration to be valued at the Indemnification Trading Price; (C) third, by offset against the Earnout Payments that become payable; and (D) thereafter, from the Indemnifying Equityholders in accordance with their Pro Rata Portion.

Notwithstanding anything to the contrary in this Section 1.12(j), this Section 1.12(j) shall not apply to any breaches, threatened breaches, or actions taken that, with or without notice or lapse of time, would reasonably be expected to result in a, breach any of the covenants set forth in Section 1.12(h) unless the amount sought by the Equityholders’ Representative for such breach as set forth in the applicable Dispute Notice exceeds $250,000 (the “Threshold”); provided, however, that the Threshold shall not apply to any breaches, threatened breaches, or actions taken that, with or without notice or lapse of time, would have been expected to result in a breach of Section 1.12(h)(i).

(k)Reporting.  During the Earnout Period, the Key Employees shall provide to Parent’s management team consistent and regular reporting of plans and performance of the Surviving Corporation and the New App, as applicable, on monthly basis and otherwise as reasonably requested by Parent from time to time.

(l)Earnout Bonus Payment.Notwithstanding anything herein to the contrary, the Equityholders’ Representative may elect, in its sole discretion, to set aside up to ten percent (10%) of the Earnout Payments earned for payment of one or more bonuses to certain employees and independent contractors of the Surviving Corporation (other than the Equityholders’ Representative), as selected by the Equityholders’ Representative in its sole discretion (each, an “Earnout Bonus Payment”).  Any Earnout Bonus Payment will be paid to those individuals and in those amounts, subject to the limitations set forth in this Section 1.12(l), at such times determined by the Equityholders’ Representative.  For the avoidance of doubt, any Earnout Bonus Payment shall be made net of withholding and payroll taxes and shall be made, at the direction of the Equityholders’ Representative, through the payroll accounts of the Surviving Corporation, rather than through Paying Agent.

Section 1.13Exemption from Registration.

(a)Assuming the accuracy of the representations and warranties of each Equityholder made to Purchaser in the applicable Support Agreement, and assuming neither the Company nor any of its Affiliates have taken any action to prevent the issuance of the shares of Parent Common Stock in the Merger from being exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities or “blue sky” laws, the shares of Parent Common Stock to be issued in connection with the Merger are to be issued pursuant to Regulation D under the Securities Act.

(b)All Parent Common Stock issued pursuant to the terms of this Agreement shall be placed in a restrictive class and shall include as a book entry notation the following legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE FOR A PERIOD OF ONE YEAR FROM THE DATE OF THEIR ISSUANCE AND THEREAFTER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.  THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Section 1.14Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to the terms of this Agreement shall be subject to applicable Tax withholding requirements, and Parent, Purchaser, Surviving Corporation, Escrow Agent and Paying Agent shall be entitled to deduct or withhold or cause to be withheld from amounts payable pursuant to this Agreement any amount it determines is required to be deducted or withheld under applicable Law with respect to Taxes.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to whom such amounts were deducted or withheld.

ARTICLE II

REPRESENTATIONS AND WARRANTIES BY THE

COMPANY

Except as set forth in the disclosure schedule delivered from the Company to Purchaser on the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

Section 2.1Organization and Qualification; No Dissolution.

(a)The Company is a corporation duly incorporated, validly existing and in good standing under the applicable Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company is duly qualified or licensed as a foreign corporation to do business and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.  The Company has made available to Purchaser accurate and complete copies of the Company Charter and bylaws, each as amended to date and in effect as of the date hereof.

(b)Neither the Company nor any Stockholder (or similar stakeholder) has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of its business or affairs.

Section 2.2Capitalization.

(a)The authorized capital stock of the Company consists of 5,471 Shares of Common Stock, of which 4,955.47 Shares are issued and outstanding on the date hereof.

(b)The names and number and type of Shares owned of record for all record and beneficial owners of the Shares, which constitute all of the outstanding capital stock of the Company, are set forth in Section 2.2(b) of the Company Disclosure Schedule.

(c)Except for the Shares and the Options set forth in Section 2.2(e) of the Company Disclosure Schedule, the Company has not issued, or agreed or promised or committed to issue and is not obligated to issue, any:  (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company.

(d)Each outstanding Share or other equity or ownership interest of the Company: (i) is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrance and (ii) has been offered, sold and delivered by the Company in compliance with all applicable Laws and any applicable contractual restrictions.  There are no declared or accrued but unpaid dividends or other distributions with respect to any Shares or other security of the Company.

(e)As of the date hereof, 612 Shares of Common Stock are authorized and reserved for issuance in connection with the exercise of Options granted pursuant to the Company Option Plan, of which (i) 612 Shares of Common Stock are issuable upon the exercise of outstanding, unexercised Options granted pursuant to the Company Option Plan; (ii) no Shares of Common Stock have been issued upon exercise of Options granted pursuant to the Plan; and (iii) no Shares of Common Stock are available for future grants of Options under the Company Option Plan.  Section 2.2(e) of the Company Disclosure Schedule sets forth a complete and accurate list showing each outstanding Option granted by the Company, including type of grant (i.e., incentive stock option or non-statutory stock option); the date on which such Option was granted; whether Shares of restricted Common Stock have been issued and are outstanding thereunder, the holder thereof; an indication of whether the holder is an employee of the Company; the amount of securities held; the exercise, conversion or exchange rights relating thereto, including a schedule of vesting (including vesting commencement date and the extent of vesting as of the date hereof); the exercise price or repurchase price therefor; and the type and amount of securities into which such securities are exercisable, convertible or exchangeable.  All Options have been documented with the Company’s standard form of agreement or award document, complete and accurate copies of which have been made available to Purchaser, in each case as in effect as of the date hereof.  The Company has made available to Purchaser complete and accurate copies of each option agreement entered into by the Company with respect to outstanding Options.  No vesting schedule of any Option shall accelerate as a consequence of the Merger or any of the other transactions contemplated by this Agreement or the other Transaction Documents.  None of the Options are subject to any other vesting acceleration provisions, including but not limited to any provisions that would accelerate vesting in connection with a termination of employment or service. Each Optionholder has exercised the Options prior to the Closing, and all Options have converted into Shares at the Net Exercise Price. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required Stockholder approval by the necessary number of votes or written consents; each such grant was made in all material respects in accordance with the terms of the Company Option Plan and all other applicable Law; and each such grant intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(f)There are no stockholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, rights of first negotiation, rights to notice of an acquisition proposal from a third party, management rights agreements and all other similar agreements or Contracts to which the Company is a party or by which it is bound relating to the transfer, voting or registration of any Shares or any other securities of the Company and no stockholder or other security holder of the Company is party to such an agreement.

(g)No Stockholder, Optionholder or other Person shall be entitled to receive any amount in connection with the Merger other than the consideration for which each Share and Option will be exchanged pursuant to this Agreement, the allocation of the Merger Consideration pursuant to ARTICLE I (The Merger) and the reduction of the amounts payable to the Stockholders and Optionholders at Closing by the Escrow Fund.

(h)The Company does not own and has not in the past owned, beneficially or otherwise, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest of any Person.

Section 2.3Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party and, subject only to obtaining the approval of Stockholders representing (i) a majority of the outstanding Shares, voting together as a single class on an as-converted to Common Stock basis; and (ii) a majority of the outstanding Shares of Common Stock, voting together as a single class; (the “Requisite Stockholder Approval”), to perform its obligations under this Agreement and each such other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company.  Except for obtaining Requisite Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document to which the Company is a party or to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Written Consents by the Principal Stockholders shall constitute Requisite Stockholder Approval.  This Agreement and each Transaction Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to which the Company is a party, will constitute the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2.4No Conflict; Required Consents and Approvals.

(a)The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of the Company; (ii) materially conflict with or violate any applicable Law; (iii) result in any breach of, or constitute a default

(or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company pursuant to, or otherwise adversely affect the rights of the Company under, or result in the loss of any benefit under, an material Contract or material Company Permit.

(b)The Company and the transactions contemplated hereby are not, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to and in favor of a third party.

(c)The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby by the Company do not, and the performance of this Agreement by the Company will not, except as would not reasonably be expected to have a Material Adverse Effect, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity for such performance or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State; and (ii) those consents, approvals, authorizations, Permits, filings or notifications listed in Section 2.4(b) of the Company Disclosure Schedule.

Section 2.5Compliance with Applicable Law; Permits.

(a)The Company is and has at all times been in compliance in all material respects with all applicable Laws.  The Company has not received any notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company has any liability under any applicable Law or that it is not or has at any time not been in compliance with any applicable Law.  No investigation or review by any Governmental Entity regarding a violation of any applicable Law with respect to the Company has occurred, is pending or, to the Knowledge of the Company, threatened, and there is no basis therefor.

(b)The Company is in possession of all material Permits necessary for the Company to lawfully own, lease and operate its properties and to lawfully carry on its business as it is now being conducted (the “Company Permits”), a complete and accurate list of which is set forth in Section 2.5(b) of the Company Disclosure Schedule.  The Company is and has at all times been in material compliance with all such Company Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Company Permit has occurred, is pending or, to the Knowledge of the Company, threatened.  The Surviving Corporation will continue to have the use and benefit of all Company Permits following consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Section 2.6Financial Statements.

(a)Complete and accurate copies of the unaudited balance sheet of the Company as of December 31, 2014, and the related statements of income, retained earnings,

stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at August 31, 2015, and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached as Exhibit H.

(b)Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, each of the Financial Statements and the Interim Financial Statements (i) are complete and accurate in all material respects and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with United States generally accepted accounting principles in effect as of the Closing Date (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.  The statements of income contained in the Financial Statements and the Interim Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course consistent with past practice, except as expressly specified therein.

(c)The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements and the Interim Financial Statements.

(d)The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).  Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

Section 2.7Absence of Changes.  Since the date of the balance sheet of the Company as of December 31, 2014 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), other than actions expressly required to be taken pursuant to this Agreement: (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been a Material Adverse Effect; and (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 2.8No Undisclosed Liabilities.  Except as and to the extent adequately accrued or reserved against in the Balance Sheet, the Company does not have any liability required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for any liability (a) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (b) relating to the performance under Contracts that have not yet been fully performed and under which the Company is not in breach or default, or (c) as set forth in Section 2.8 of the Company Disclosure Schedule.

Section 2.9Litigation. Except as set forth in Section 2.09 of the Company Disclosure Schedule, no Action against the Company, or any property or asset of the Company, or any of the directors or officers of the Company with regard to their actions as such, has occurred, is pending or, to the Knowledge of the Company, threatened.  No Action seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents has occurred, is pending or threatened, and there is no basis for any such Action.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or threatened investigation by, any Governmental Entity relating to the Company, any of its properties or assets, any of its officers or directors, or the transactions contemplated by this Agreement or the Transaction Documents.  There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 2.10Employee Benefits.

(a)List of Employee Plans.  Section 2.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of:

(i)all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not such plans are subject to ERISA) and all compensatory arrangements, including all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements to which the Company or any of its ERISA Affiliates is a party, with respect to which the Company or any of its ERISA Affiliates has or would reasonably be expected to have any obligation or liability or which are maintained, contributed to or sponsored by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or other service provider of the Company or any of its ERISA Affiliates or any of their respective dependents or beneficiaries; and

(ii)any Contracts between the Company or any of its ERISA Affiliates and any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates or any of their respective dependents or beneficiaries, including any Contracts relating in any way to a sale of the Company or any of its ERISA Affiliates (collectively, all items specified in the foregoing clauses (i) and (ii), the “Employee Plans”).

(b)Employee Plans Made Available.  Each Employee Plan is in writing.  The Company has made available to Purchaser a complete and accurate copy of each Employee Plan and has made available to Purchaser a complete and accurate copy of each material document, if any, prepared in connection with each such Employee Plan, including, if applicable (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination, advisory and/or opinion letter for each such Employee Plan and the application materials submitted in connection with such letter, (v) the most recently prepared actuarial report and financial statement in connection with each such Employee Plan and (vi) all discrimination tests required under the Code for the three most recent plan years.  The Company does not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any new employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)Multiemployer Plans, Multiple Employer Plans, Title IV Plans and Certain Funded Plans.  None of the Employee Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any applicable Law (a “Multiemployer Plan”), a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code or a registered pension plan.  The Company has never maintained, established, sponsored, participated in or contributed to any arrangement in which capital stock of the Company was held as a plan asset.

(d)Severance Plans, Change in Control Plans and Retiree Plans.  No Employee Plan:  (i) provides for the payment of separation, severance, termination or similar-type payment or benefits to any Person; (ii) provides for the payment of separation, severance, termination or similar-type payments or benefits solely or partially as a result of the transactions contemplated by this Agreement or the Transaction Documents; or (iii) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Transaction Documents.  No Employee Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or other service provider of the Company, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA, similar applicable state Law or applicable Law.

(e)Compliance with Law.  Each Employee Plan is now and has been at all times operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  The Company has performed all obligations required to be performed by it and is not in any respect in default under or in material violation under any Employee Plan and no such default or violation by any other party to any Employee Plan has occurred.

(f)Determination Letters.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination, advisory and/or opinion letter from the IRS, covering all of the provisions applicable to the Employee Plan for which determination, advisory and/or opinion letters are currently available, that the Employee Plan is so qualified.  Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination, advisory and/or opinion letter from the IRS that it is so exempt.  To the Knowledge of the Company, no fact or event has occurred since the date of such determination, advisory and/or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust or materially increase any such Employee Plan’s cost.  Each Employee Plan that is required to be registered under applicable Law has been and is so registered.

(g)Liabilities.  There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan.  The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.  Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Company, any ERISA Affiliates, or Purchaser (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event).  None of the Employee Plans will be subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.

(h)Contributions.  All contributions, premiums or payments required to be made with respect to any Employee Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes.  No such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists that would give rise to any such challenge or disallowance.  As of the Closing Date, no Employee Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(i)No Actions.  No Action (other than routine claims for benefits in the ordinary course of business consistent with the past practice of the Company and its ERISA Affiliates) has occurred, is pending, or, to the Knowledge of the Company, threatened with respect to any Employee Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(j)Audits.  No Employee Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Entity.

(k)Reportable Events.  No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Sections 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Employee Plan.

(l)Group Health Plans.  The Company and its ERISA Affiliates do not maintain any Employee Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.  The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

Section 2.11Labor and Employment Matters.

(a)List of Employees, Consultants and Service Providers.  Section 2.11(a) of the Company Disclosure Schedule contains a list of the name of each employee or intern of the Company, and the employee’s or intern’s work location (including both country and state or province), employing entity, title or position, length of service, current base salary or wage rate, current cash bonus target or other bonus arrangements, classification as exempt or non-exempt, employment status (including whether part-time or full-time and whether active or on leave of absence, specifying the nature of any leave), provided that, to the extent applicable privacy or Data Protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent or Governmental Entity authorization, the Company will provide such information in de-identified form in compliance with applicable Laws.  Section 2.11(a) of the Company Disclosure Schedule also contains a list of the names of each Person who is currently performing services for the Company who are classified as independent contractors, including the respective compensation of each consultant or independent contractor currently performing services for the Company who are classified as independent contractors, provided that, to the extent applicable privacy or Data Protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent or Governmental Entity authorization, the Company will provide such information in de-identified form in compliance with applicable Laws.  No such Person has terminated or, to the Knowledge of the Company, has advised the Company of his or her intention to terminate such Person’s relationship or status as an employee or consultant of the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement and the Company has no plans or intentions as of the date hereof to terminate any such employee or consultant.  To the Knowledge of the Company, all employees, interns, consultants, or other service providers of the Company are lawfully entitled to work for the Company without restriction or any visa, permit or consent being required.

(b)At-Will Employment.  All employees and interns of the Company are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all.  The Company has made available all Contracts between the Company and any employee or former employee (including interns) relating to the employee’s terms and condition of employment.  The Company has not made or agreed to make any payment or agreed to provide any benefit to any employee or former employee (including interns) of the Company or to any dependent of such employee or former employee, in connection with the actual or proposed termination or suspension of employment of such employee or former employee.

(c)Classification.  All individuals who are or were performing consulting or other services for the Company are or were correctly classified under all applicable Laws by the Company as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for the Company as of the Closing Date, such individuals will qualify for such classification.  All individuals who are or were classified as “employees” of the Company are or were correctly classified under all applicable Laws by the Company as exempt or non-exempt, as the case may be.

(d)Compliance with Laws.  The Company is and has at all times been in compliance, in all material respects, with all Labor and Employment Laws with respect to its employees, interns, consultants and service providers.  The Company does not have any liability under any Labor and Employment Laws and attributable to an event occurring or a state of facts existing prior to the date hereof, including but not limited to liability which has been incurred by the Company, but remains to be discharged, for breach of an employment Contract with an employee or intern or breach of any statutory employment right under Labor and Employment Laws.

(e)Claims.  Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, no Action, claim, dispute, grievance, or controversy between the Company and any of its present or former employees or interns has occurred, or is pending or, to the Knowledge of the Company, threatened.  No Action against the Company, including under any worker’s compensation policy or long-term disability policy (or comparable policies in the case of non-U.S. Persons), has occurred, or is pending or, to the Knowledge of the Company, threatened.

(f)Certain Loans.  Except as set forth on Section 2.11(f) of the Company Disclosure Schedule, there are no outstanding loans or advances from the Company to employees or stockholders of the Company.

(g)Unions.  The Company is not and has never been a party to any collective bargaining agreement, works council agreement, or similar labor union agreement, and no such agreement is presently being negotiated.  None of the employees of the Company is represented by any labor organization, and there are no activities or proceedings of any labor union or any employee or group of employees of the Company to organize any such employees.

(h)Disputes. (i) No labor strike, industrial dispute, trade dispute or other dispute, slow down or stoppage against the Company has occurred, or is pending, or to the Knowledge of the Company threatened or contemplated, (ii) the Company is not involved in any negotiation regarding a claim with any union or other body representing employees or former employees of the Company, and (iii) the Company has not received any demand letters, civil rights charges, suits, drafts of suits, complaints or other communications related to claims made by any of its current or former employees or interns, or directors, consultants, or other service providers, including but not limited to any actual or potential claims before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S.

Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any comparable body outside the United States, or any other Governmental Entity and, to the Knowledge of the Company, there is no basis therefor.

(i)WARN Act. The Company does not and never has employed or retained a sufficient number of employees, interns, consultants, or other service providers to have been subject to any applicable Law regarding redundancies, reductions in force, mass layoffs, and plant closings, including the state and federal Worker Adjustment and Retraining Notification Act (29 USC §2101; Cal. Lab. Code §1400 et seq.), nor has the Company otherwise been subject to any such applicable Laws.

(j)Benefits for Past Service. There is no former employee, director or other service provider of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment or such former director’s or service provider’s service relationship with the Company except as is required under COBRA.

Section 2.12Real Property.

(a)Owned Real Property.  The Company does not hold fee title to any Real Property.

(b)Leased Real Property.  Section 2.12(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts for Leased Real Property (each, a “Real Property Lease”). The Company has good and valid leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances and adverse Governmental Orders.  All rent and other sums and charges payable by the Company as tenant under the Real Property Leases are current.  The Company has not made any material alterations, additions or improvements to any Leased Real Property that may be required to be removed at the termination of the applicable lease term.  To the Knowledge of the Company, no parcel of Leased Real Property is subject to any Governmental Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity nor, to the Knowledge of the Company, has any such action been proposed.

Section 2.13Environmental Matters.  The Company is and has at all times been in compliance, in all material respects, with all applicable Environmental Laws.  The Company has not received any notice, letter, complaint or other communication alleging that the Company has any liability under any Environmental Law or that the Company is not or has at any time not been in compliance with any Environmental Law.  No investigation or review regarding a violation of any Environmental Law by any Governmental Entity with respect to the Company has occurred, is pending or to the Knowledge of the Company, threatened. The Company is and has at all times been in possession of and material compliance with all certificates, registrations, Permits, licenses and other authorizations required under any Environmental Law.

Section 2.14Intellectual Property.

(a)Generally.

(i)Section 2.14(a)(i) of the Company Disclosure Schedule sets forth, for the Intellectual Property Rights owned by or exclusively licensed to the Company, in whole or in part, including jointly with others (and such schedule specifies if such Intellectual Property Rights are owned solely and exclusively by, owned jointly by, or exclusively licensed to the Company), a complete and accurate list of all (A) Patents, indicating for each Patent that is registered or the subject of an application for registration in the applicable jurisdiction, registration number (or application number) and date issued (or date filed), and the name of the applicable inventor, (B) Trademarks, indicating for each Trademark that is registered or the subject of an application for registration in the applicable jurisdiction, the registration number (or application number) and date issued (or date filed), (C) Copyrights that are registered or the subject of an application for registration, indicating for each the applicable jurisdiction, registration number (or application number) and date issued (or date filed), (D) Domain Names, indicating for each Domain Name the applicable registrar, and (E) Social Media Identifiers, indicating for each Social Media Identifier the applicable social media site or use.

(ii)Without limiting the generality of subsection (i) above, each current or former employee, consultant and contractor of the Company who develops or has developed Technology or Intellectual Property Rights for the Company or that relate to the Company’s business or Company Products has executed and delivered to the Company a proprietary information, confidentiality and assignment agreement that validly assigns to the Company all such Technology and Intellectual Property Rights.  There has been no disclosure by the Company of any Technology of the Company that would compromise the status or protectability (including the patentability) of such Technology and the Intellectual Property Rights embodied therein or the confidentiality of such confidential or proprietary information.  Section 2.14(a)(ii) of the Company Disclosure Schedule identifies each such proprietary information, confidentiality and assignment agreement referred to in this subsection (a)(ii) that deviates from the employee assignment agreement included in the Standard Form IP Contracts made available to Purchaser as required under Section 2.14(h).  The Company has made available complete and accurate copies of all such agreements.  Each current and former employee, consultant and contractor of the Company has executed and delivered an agreement in a form approved by the Company under which the employee, consultant or contractor agrees not to use or disclose any confidential or proprietary information of the Company (or of third parties that has been disclosed to the Company under an obligation of confidentiality) except as explicitly authorized by the Company.  All assignments that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and any applicable Governmental Entity elsewhere. There is no Intellectual Property Right of the Company which is based on an invention or work of any past or current director, employee, or contractor of the Company for which the Company owes any compensation or remuneration to such director, employee, or contractor in relation to such invention or work.  No current or former employee, consultant, or contractor of the Company owns or has an exclusive license to any Intellectual

Property Right on which any part of the business of the Company relies, or of which any part of the business of the Company is dependent.

(iii)All of the Intellectual Property Rights required to be listed in Section 2.14(a)(i) of the Company Disclosure Schedule (other than applications for Patent or for Copyright or Trademark registration) and all other Intellectual Property Rights in or relating to, or used in connection with, any Company Products (collectively, “Company Intellectual Property Rights”) are valid, subsisting and enforceable.  Except as otherwise set forth in Section 2.14(a)(i) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property Rights listed in Section 2.14(a)(i) of the Company Disclosure Schedule (other than Intellectual Property Rights that are identified on that Company Disclosure Schedule as being owned by a third party and licensed to the Company under a valid and enforceable written license) and of all Technology and Intellectual Property Rights used or practiced by the Company, including in connection with any Company Product (other than Technology that is identified on that Company Disclosure Schedule as being owned by a third party and licensed to the Company under a valid and enforceable written license). All Intellectual Property Rights and Technology owned by the Company are free and clear of any and all Encumbrances. To the Knowledge of the Company, there are no facts, circumstances, or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of the Surviving Corporation, Purchaser or any of its Affiliates to use or practice the Company Intellectual Property Rights (or any other Intellectual Property Rights or Technology currently used or practiced by the Company) following the Closing in substantially the same manner as currently used and practiced or currently proposed to be used or practiced.  The Company has not received any notice or claim challenging or questioning the validity, ownership or enforceability of any Intellectual Property Rights or Technology owned or used by the Company, and to the Knowledge of the Company, no Intellectual Property or Technology owned by or exclusively licensed to the Company, or used by the Company, has been challenged or threatened in any way.

(b)Trademarks.

(i)Each Trademark of the Company is and has been at all times in compliance in all respects with applicable Laws other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the use, priority, or enforceability of the Trademark in question, the defenses potentially available to any accused infringer of the Trademark, or the remedies potentially available for infringement of the Trademark.

(ii)No registered Trademark of the Company has been involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or any corresponding Governmental Entity elsewhere and to the Knowledge of the Company, no such proceeding has been threatened.

(iii)To the Knowledge of the Company, there has been no prior use by any third party of any Trademark used by the Company that confers upon said third party rights that are superior or senior to the rights of the Company in such Trademark, or which could threaten the validity of such Trademark.

(iv)All Trademarks of the Company registered in the United States, or any other location or jurisdiction have been in continuous use by the Company in all locations or jurisdictions where such Trademarks are registered in the form appearing in, and in connection with the goods and services listed in, the registration certificates or renewal certificates, as the case may be, for such Trademarks.

(v)Section 2.14(b)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all common law or unregistered Trademarks of the Company.  With respect to the Trademarks on such schedule, the Company has used such Trademarks and the Company has made available documentation to Purchaser evidencing such use.

(c)Patents.

(i)Each Patent of the Company is and has been at all times in compliance in all respects with applicable Laws, other than any requirement that, if not satisfied, would not result in a revocation or lapse or affect the enforceability of such Patent.

(ii)No Patent of the Company has been or is now involved in any interference, reissue, reexamination or other opposition proceeding in the United States Patent and Trademark Office or any corresponding Governmental Entity elsewhere, and to the Knowledge of the Company, no such proceeding has been threatened.  No Patent of the Company is subject to any compulsory license.

(iii)To the Knowledge of the Company, there is no Patent of any Person that conflicts with any Patent of the Company or invalidates any claim the Company has in any Patent.

(d)Copyrights.  The Company has not taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office, or any corresponding Governmental Entity elsewhere, in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of its Copyrights, in each case in a manner that would reasonably be excepted to result in the unenforceability of any Copyright of the Company.

(e)Trade Secrets.  The Company has taken all necessary or appropriate steps in accordance with all applicable Laws to protect its rights in and the patentability of its confidential information and Trade Secrets.  The Company has complied in all material respects with the terms of any agreements or understandings relating to third-party confidential information or Trade Secrets to which the Company is a party or which otherwise bind the Company.

(f)Company Products.

(i)Section 2.14(f) of the Company Disclosure Schedule accurately identifies each Company Product currently being or that at any time in the past has been developed, manufactured, supported, marketed, distributed, licensed, sold or made available (including as a software product or app, as a part of a service bureau, cloud, or time-sharing, application service, or similar arrangement or otherwise) by the Company.

(ii)The Company has not marketed, distributed, licensed, sold or made available any Company Product (including any portion thereof or Software included therein) to any third party other than pursuant to a written, binding non-disclosure or similar confidentiality agreement that (A) requires such third party to maintain as confidential such Company Product (including all portions thereof and Software included therein) and (B) expressly restricts such third party from marketing, distributing, licensing, selling or making available such Company Product (including any portion thereof or Software included therein) to any third party.

(g)Intellectual Property Agreements.

(i)Section 2.14(g)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements, indicating for each the title, effective date, and parties, other than Off-the-Shelf Software Contracts. Following the Closing, the Surviving Corporation will have and be able to exercise the same rights under the Inbound License Agreements that Company currently has and is able to exercise.

(ii)Section 2.14(g)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Outbound License Agreements, indicating for each the title, effective date, and the parties thereto.  Section 2.14(g)(ii) of the Company Disclosure Schedule also sets forth a complete and accurate list of all Intellectual Property Rights of third parties that the Company has sublicensed to any third party.  No Outbound License Agreement grants (or contains any obligation to grant) any exclusive license or other exclusive right to any third party.

(iii)Complete and accurate copies of all Inbound License Agreements that are required to be listed in Section 2.14(g)(i) of the Company Disclosure Schedule and all Outbound License Agreements that are required to be listed in Section 2.14(g)(ii) of the Company Disclosure Schedule have been made available to Purchaser.  There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.  Neither the Company nor, to the Knowledge of the Company, any other party to any Inbound License Agreement or Outbound License Agreement, is in breach or default of such Inbound License Agreement or Outbound License Agreement, as the case may be.

(iv)The Company is not bound by, and no Intellectual Property Right or Technology owned by or exclusively licensed to Company or, to the Knowledge of the Company, any other Company Intellectual Property Right is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, license, transfer, assert or enforce any Company Intellectual Property Rights anywhere in the world.

(v)There is no Contract, judicial decree, arbitral award or other provision or requirement that obligates the Company to grant licenses in the future with respect to any Company Intellectual Property Rights or other Intellectual Property Rights or Technology owned by or exclusively licensed to the Company.

(vi)The Company has obtained and possesses valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of its business as presently conducted and as presently planned to be conducted) to all third party Technology and Intellectual Property Rights that are incorporated into, used to develop or manufacture, integrated or bundled or distributed with, or otherwise used or practiced by the Company or any third party distributors, value added resellers or contract manufacturers of the Company in connection with, any of the Company Products.

(vii)No third party that has licensed Intellectual Property Rights or Technology to the Company has ownership or license rights to improvements or derivative works made by the Company in the third party Intellectual Property Rights or Technology that has been licensed to the Company.

(viii)The Company has not incorporated into any Company Product, distributed to any third party, or otherwise continued to use in the operation of its business, as presently conducted and as presently planned to be conducted, any Intellectual Property Rights or Technology created by the Company as a work-for-hire for another Person or pursuant to a Contract requiring the Company to assign such Intellectual Property Rights or Technology to another Person.

(ix)Section 2.14(g)(ix) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Company to any third party (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the use or exploitation of any Technology or Intellectual Property Rights incorporated into or used in the development, testing, manufacture, distribution, marketing, license, sale, provision, maintenance or support of, any Company Product.

(h)Standard Form IP Agreements.  The Company has made available to Purchaser a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) end user license agreement; (ii) software license, software-as-a-service (SaaS) or cloud-based service agreement; (iii) development agreement; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (v) maintenance agreement; (vi) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; or (vii) confidentiality or nondisclosure agreement (each, a “Standard Form IP Contract”).  Section 2.14(h) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any respect from the corresponding s Standard Form IP Contract made available to Purchaser, including any agreement with an employee, consultant or independent contractor in which the counterparty expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development.  Except as set forth in Section 2.14(h) of the Company Disclosure Schedule, every Company Product that has ever been distributed or made available by or on behalf of Company has been so distributed or made available under a legally enforceable license agreement in the form of Company’s standard form of end user license agreement that has been made available to Purchaser.

(i)Sufficiency of Intellectual Property Assets.  The Company Intellectual Property Rights and Technology solely and exclusively owned by the Company or licensed to the Company under valid and enforceable Inbound Licensed Agreements constitute all the Intellectual Property Rights and Technology used or otherwise practiced or exploited in the operation of the business of the Company, including with respect to the Company Products, all work product and output resulting from or developed by the Company (alone or in concert with a third party) pursuant to its provision of services to third parties, and the Systems, and constitute all Intellectual Property Rights and Technology necessary for the Surviving Corporation to operate such business after the Closing Date in substantially the same manner as such business is currently conducted or proposed to be conducted by the Company.

(j)No Infringement by the Company. The operation of the business of the Company, including the use, development, testing, manufacture, distribution, marketing, license, sale, provision, maintenance and support of Company Products, does not and, when operated in substantially the same manner following Closing, will not infringe, misappropriate, dilute, or otherwise violate or use without authorization (and has not in the past infringed, misappropriated, diluted, or otherwise violated or used without authorization) any Intellectual Property Right of a third party.  No Action has been initiated, and the Company has not received any notice or other claim, alleging that the Company or any Company Product has infringed, misappropriated, diluted, or otherwise violated or used without authorization any Intellectual Property Right of a third party (including any suggestion or request that the Company obtain a license to any Intellectual Property Right of a third party).

(k)No Orders.  No Technology or Intellectual Property Rights that are owned by or, to the Knowledge of the Company, licensed to the Company, are subject to any outstanding order, judgment, injunction, decree, award, stipulation, agreement, or other determination or order restricting the use or other practice or exploitation thereof by the Company or, in the case of Technology or Intellectual Property Rights licensed by the Company to others (including in connection with any Company Product), restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

(l)No Infringement by Third Parties. To the Knowledge of the Company, no third party is infringing, violating, misappropriating, diluting, or using without authorization, or has infringed, violated, misappropriated, diluted, or used without authorization, any Technology or Intellectual Property Rights owned by or licensed by or to the Company, and no claims for any of the foregoing have been brought or threatened against any third party by the Company. Section 2.14(l) of the Company Disclosure Schedule sets forth a complete and accurate list (and the Company has delivered to Purchaser a complete and accurate copy of) each material letter or other written or electronic communication or correspondence that has been sent by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement, violation, misappropriation, dilution, or use without authorization of any Company Intellectual Property Right, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(m)Effects of This Transaction.  In addition, neither the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare: (i) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Inbound License Agreement, Outbound License Agreement, or Company IP Contract; (ii) the release, disclosure or delivery of any of any Company Software or other Technology by or to any escrow agent or other third party; or (iii) the grant, assignment or transfer to any third party of any license or other right or interest in, under, or with respect to, any Technology or Intellectual Property Rights of Purchaser or its Affiliates. Without limitation of the generality of the foregoing subsection (iii) no Contract to which Company is a party or is otherwise bound grants or purports to grant to any third party any license or other right on behalf of, or with respect to any Intellectual Property or Technology owned or controlled by, any Affiliate of the Company.

(n)Software.  All Software that Company owns or purports to own, including all Software included in any Company Products (collectively “Company Software”), was: (i) developed by employees of the Company acting within the scope of their employment who assigned any Intellectual Property Rights that they may have in or to such Software to the Company pursuant to valid and enforceable written agreements; or (ii) developed by independent contractors who assigned any Intellectual Property Right that they may have in or to such Software to the Company pursuant to valid and enforceable written agreements.  No Company Software contains or is derived from any programming code, documentation or other materials or development environments that are covered or protected by, or embodiments of, Intellectual Property Rights of any Person other than the Company (other than Intellectual Property Rights exclusively licensed to the Company under Inbound License Agreements).  Section 2.14(n) of the Company Disclosure Schedule lists all of the Company Software.  All Intellectual Property Rights held by employees or contractors of the Company that are practiced by the Company have been duly licensed to the Company for the full scope of such practice in valid and enforceable written agreements.

(o)Open Source and Related Matters.  Section 2.14(o) of the Company Disclosure Schedule contains a complete and accurate list of all material Open Source Technology that is used by the Company or otherwise included in the Company Intellectual Property Rights, including all Open Source Technology that is incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or otherwise used in or with any Company Products, and (i) identifies, and provides a hyperlink to, the license terms (and version) under which such Open Source Technology is licensed, (ii) contains a description of the Company Products or other Software to which each item of Open Source Technology relates, (iii) identifies, to the Knowledge of the Company, the copyright holder(s) of such Open Source Technology, and (iv) contains a description of the manner in which each such Company Product incorporates, or is integrated or bundled with or links to, such Open Source Technology, or in which such Open Source Technology has been used in the development or compilation of such Company Product, or in which any such Company Product otherwise uses such Open Source Technology.  The Company has not incorporated any Open Source Technology into, or combined, linked, or distributed any Open Source Technology with, any Company Products or Company Software in any manner that would result in any Company Products or Company Software becoming subject to any open source license or that would impose any conditions or requirements on Company’s use, distribution or other exploitation of any Company Software or Company Product. The Company is not in breach of any license for Open Source Technology

(p)Source Code.  The Company has not provided, and is not required to provide, to any Person (including any escrow agent) the source code of any Company Software used or distributed by the Company.  The transactions contemplated hereby will not obligate the Company to deliver any source code to any Company Software to any Person (including any escrow agent).

(q)Industry Organizations and Consortia.  Section 2.14(q) of the Company Disclosure Schedule sets forth a complete and accurate list of each standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or in which the Company has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity (each, a “SIG”), that involved any actual licensing or granting of (or requirement to license or grant) any Intellectual Property Rights.  The Company has not made any contribution, is not bound by, and has not agreed to be bound by, any Contract which purports to license or potentially license Intellectual Property Rights of the Company as a result of any contribution or disclosure to or participation in any SIG.

(r)No Bugs; Contaminants.  The Company Products (including all Software included therein) are substantially free of any material defects, bugs and errors (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that would materially and adversely affect the use, functionality, or performance of such Company Products. The Company has taken industry standard measures to prevent the Company Products (including all Software therein) from containing, and to the Knowledge of the Company none of the Company Products (including all Software therein) do contain, any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses or other software or programming routines that permit or cause unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement, or destruction of, Software, data, systems or other materials (“Contaminants”).

(s)Systems.  The computer, information technology and data processing systems, facilities and services used by or for the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company.  The Systems are maintained and in good working condition, ordinary wear and tear excepted, and except for routine maintenance, to perform all computing, information technology and data processing operations necessary for the operations of the Company. The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from Contaminants.  All Systems are owned or rightfully possessed by, operated by and under the control of the Company.

(t)No Government Contracts.  The Company has not entered into any Contract with any Governmental Entity.

(u)Privacy Policies.  Section 2.14(t) of the Company Disclosure Schedule identifies each Company Privacy Policy and with respect to each such Company Privacy Policy:

(i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy or data or information previously collected under such privacy policy.  The Company has complied in all material respects with:  (i) all of the Company Privacy Policies; (ii) the Payment Card Industry Data Security Standard, with respect to any payment card data collected or processed by or on behalf of the Company; and (iii) all applicable self-regulatory principles issued by (A) the Network Advertising Initiative, including its Code of Conduct, (B) the Digital Advertising Alliance (“DAA”) or affiliates of the DAA in other jurisdictions with respect to interest based advertising or online privacy, and (C) other self-regulatory standards applicable to the delivery of interest based advertising in any jurisdiction in which the Company serves such advertising or collects User Data or Personal Data for the purpose of the delivery of such advertising.  The Company has posted applicable Company Privacy Policies on each of its websites, mobile applications and other online services, in a manner readily available to visitors and current and potential customers.  The Company has complied at all times and in all material respects with any privacy policies and privacy obligations of any third party under the terms of any agreements or understandings to which the Company is a party or which otherwise bind the Company.

Section 2.15Taxes.

(a)Tax Returns.  The Company has duly and timely filed all Tax Returns required to be filed under applicable Law in any jurisdiction in which the Company is or has been subject to Tax, and such Tax Returns are complete and accurate in all respects, were prepared in compliance with applicable Law, and correctly reflect the liability for Taxes and other information required to be reported thereon.  Such Tax Returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement under Sections 6662, 6662A and 6707A of the Code (or any predecessor provision or comparable provision of state, local or foreign Law) and Treasury Regulation Section 1.6011-4.  No position reflected in a Tax Return of or with respect to the Company could subject the Company to penalties.

(b)Extensions.  The Company has not requested or received an extension of time to file any Tax Return (other than any automatic extensions of time for filing any Tax Return that is allowable under applicable Law) and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)Payment.  The Company has timely paid all Taxes (whether or not shown or required to be shown on any Tax Return and any other Tax filings) that have become due and payable, and the Company has adequately provided in the Financial Statements and the Interim Financial Statements for all Taxes accrued through the date of such Financial Statements and Interim Financial Statements that were not yet due and payable as of the date thereof.  All Taxes of the Company accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business consistent with past practice.  The Company has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Person.

(d)Post-Closing Periods.  There is no taxable income of the Company that will be required under applicable Law to be reported by the Company for a taxable period (or portion thereof) beginning after the Closing Date which taxable income was realized (and reflects economic income arising) on or before the Closing Date.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a taxable period or portion thereof ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) created on or prior to the Closing Date; (iv) installment sale or option transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) use of an improper method of accounting for a taxable period or portion thereof ending prior to the Closing Date.  The transactions contemplated by this Agreement will not give rise to any liability for Tax of the Company, with the exception of any Transfer Taxes for which Equityholders are liable hereunder.

(e)Tax Characterization.  The Company is not and has not been (and has not owned an interest in) (i) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) a passive foreign investment company within the meaning of Section 1297 of the Code, or (iii) a controlled foreign corporation within the meaning of Section 957 of the Code.  The Company (i) has not been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which was the Company) and (ii) is not and could not be liable for the Taxes of any Person under Regulation §1.1502-6 or any similar provision of state, local or foreign Law, as applicable, or as a transferee or successor, by contract, by operation of Law or otherwise.

(f)Tax Action.  No claim for assessment or collection of Taxes has been or is presently being asserted or is otherwise outstanding against the Company; no rationale underlying a claim for Taxes has been asserted previously by any Taxing Authority that, to the Knowledge of the Company, reasonably could be expected to be asserted in any other period; and there is no Action by any Taxing Authority pending or threatened against the Company, nor, to the Knowledge of the Company, is there any basis for any of the foregoing; and there are no Encumbrances for Taxes upon any of the assets of the Company.  The Company does not have outstanding powers of attorney with respect to Taxes.  There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company that are, or if issued would be, binding on the Company.

(g)Tax Agreements.  The Company is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (except for any agreement or arrangement entered into in the ordinary course of business and not principally concerning Taxes).

(h)Jurisdictions.  The Company has at all times been resident for Tax purposes in its place of organization and is not, and has not at any time been, treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  The Company is not, and has not been, subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction.  No claim has been made by a Taxing Authority where the Company does not file a particular type of Tax Return that the Company is required to file such Tax Return or may be subject to Tax with respect to such Tax Return, and to the Knowledge of the Company, there is no basis for any such claim.

(i)Tax Returns.  The Company has made available to Purchaser complete and accurate copies of: (i) all governmental, federal, municipal, state and foreign income, and similar Tax Returns (in the nature of an income tax), and all other material Tax Returns, of the Company for all tax years beginning on or after January 1, 2014; and (ii) any audit report, ruling, closing agreement, technical advice memorandum, tax holiday or similar document issued since the inception of the Company (or otherwise with respect to any audit or proceeding) relating to Taxes of the Company.  No material election has been made with respect to Taxes of the Company in any Tax Return that has not been made available to Purchaser or Parent.

(j)Deductions.  There is no Contract to which the Company is a party that could, individually or collectively, result (or has resulted) in the payment of any amount that would not be deductible by reason of Sections 162 (other than 162(a)) or 404 of the Code.  Neither the Company nor any of its ERISA Affiliates has any liability to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to Section 457A of the Code.  For all applicable Tax purposes and during all relevant times, the Company has properly treated as an employee each Person required to be treated as an employee of the Company.

(k)Records and Reporting.  The Company has complied with all information reporting and record keeping requirements under applicable Tax Law, including retention and maintenance of required records with respect thereto.  All records kept by the Company in compliance with such applicable Tax Law have been made available to Purchaser for inspection, and to the Knowledge of the Company such records do not, and are not likely to, reveal any transactions which may be the subject of any dispute with, or any inquiry raised by, any Taxing Authority.

(l)Partnerships.  To the Knowledge of the Company, the Company is not a party to any joint venture, partnership or other Contract that would reasonably be expected to be treated as a partnership for any Tax purposes.

(m)Non-Taxable Transactions.  The Company has not engaged in a third-party transaction with any Person or Persons, that was purported or intended to be a non-taxable transaction (either in whole or in part) and governed (either in whole or in part) by Section 355, (or similar provision of state, local, or foreign Law).  To the extent that the Company has engaged in a transaction with a Person that is otherwise under common “control” within the meaning of Section 482 of the Code, the Company has complied with the arm’s-length standard and contemporaneous documentation requirements and all other applicable standards and requirements under Section 482 and the Treasury Regulations promulgated thereunder.

(n)Nonqualified Deferred Compensation Plans.  Section 2.15(n) of the Company Disclosure Schedule lists each Employee Plan, employment agreement, or other contract, plan, program, agreement, or arrangement maintained, established or entered into by the Company and any of its ERISA Affiliates that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code.  With respect to each such nonqualified deferred compensation plan, (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former employee, director or consultant of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to any current or former employee, director or consultant for Tax-related payments under Section 409A of the Code.

(o)Parachute Payments.  The Company has not become obligated to make and will not as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) or any payment that would be nondeductible by reason of Section 280G the Code.  Section 2.15(o) of the Company Disclosure Schedule lists each “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) determined as of the date hereof.  There is no written or unwritten agreement, plan, arrangement or other Contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(p)Exclusivity of Representations.  None of the representations set forth in this Section 2.15 shall be interpreted as providing any representation, warranty or other assurance regarding the existence, amount, value or condition of any Tax assets or Tax attributes of the Company (including, but not limited to, any Tax loss carryforward, Tax basis of any asset or any Tax method of accounting) or the ability of Parent, Purchaser or any of their respective Affiliates (including the Surviving Corporation) to utilize such Tax assets or Tax attributes after the Effective Time.

Section 2.16Material Contracts.

(a)Section 2.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list (grouped according to the categories described in the subsections below) of all Contracts of the following nature to which the Company is a party or by which the Company or any of its properties or assets, is otherwise currently bound, whether the Company is currently bound by active provisions or surviving provisions of expired or terminated Contracts (each a “Material Contract” and collectively, the “Material Contracts”):

(i)any Contract relating to, and evidences of, Indebtedness of the Company for borrowed money or the deferred purchase price of property in excess of $15,000;

(ii)any Contract pursuant to which the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety of any Person;

(iii)any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company, or for the purchase of any debt or equity security or other ownership interest of any Person;

(iv)any Contract (A) granting exclusive rights to sell to any Person in any manner, use, develop, distribute, make available or otherwise exploit any Company Product or (B) otherwise contemplating an exclusive relationship between Company and any other Person;

(v)any Contract that purports to limit, curtail or restrict the ability of the Company to compete in any geographic area or line of business or with any other Person, sell to any Person in any manner, use, develop, distribute, make available or enforce any Intellectual Property Rights owned by or exclusively licensed to the Company, or hire or solicit any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation;

(vi)any Contract that requires a notice of or consent to or otherwise contains a provision relating to a “change of control,” or that would give rise to any acceleration or additional rights or obligations under such Contract or prohibit or delay the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents;

(vii)any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $15,000;

(viii)any executory Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $15,000;

(ix)any Contract obligating the Company to indemnify or hold harmless any Person in an amount in excess of $15,000;

(x)any Contract containing confidentiality clauses; provided, that without limiting the Company’s obligation under any part of this subsection (a) other than this subsection (a)(x) to list Contracts in Section 2.16(a) of the Company Disclosure Schedule, the Company is not obligated hereunder to list in such Schedule any non-disclosure agreements in the Company’s standard form so long as a copy of such standard form has been made available to Purchaser;

(xi)any Contract relating in whole or in part to, or that includes (A) any sale, assignment, hypothecation, other transfer, license, option, other grant of rights under or with respect to or covenant not to bring claims for infringement or other misappropriation of any Intellectual Property Rights or (B) any use limitation with respect to any Technology or Intellectual Property Rights;

(xii)any Contract relating to the acquisition, transfer, development or sharing of any Technology or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company), including any Contract requiring future development or delivery of any Technology or Intellectual Property Rights by the Company;

(xiii)any Contract relating to the hosting, operation or maintenance of any Company Product;

(xiv)any Contract with any Related Party of the Company;

(xv)any employment, consulting or professional services Contract;

(xvi)any licensing, reselling, sales, marketing, merchandising or distribution Contract, including any Contract relating to the licensing, reselling, sales, marketing, merchandising or distribution of Technology or Intellectual Property Rights to or from the Company (including all Company IP Contracts, Inbound License Agreements and Outbound License Agreements);

(xvii)any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Company; any Contract set forth or required to be set forth in Section 2.14(g) of the Company Disclosure Schedule;

(xviii)any Contract with any union or other body representing employees or former employees of the Company or providing for benefits under any Employee Plan;

(xix)any Contract relating to settlement of any administrative or judicial proceedings within;

(xx)any Government Contract;

(xxi)any customer agreements to which the Company is a party or is otherwise bound; and

(xxii)any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or potential liability or receivable, as the case may be, in excess of $15,000 on an annual basis or in excess of $30,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) Business Days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company, taken as a whole.

(b)The Company has made available complete and accurate copies of the Material Contracts to Purchaser, including all modifications, amendments and supplements thereto.  Each of the Material Contracts constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect in accordance with its terms.  There is no breach or default under any Material Contract either by the Company or, to the Knowledge of the Company, by any other party thereto in any material respect thereto, and, to the Knowledge of the Company, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or default thereunder by the Company or any other party in any material respect thereto.

(c)No party to any Material Contract has given notice to the Company of or made a claim against the Company in respect of any breach or default thereunder.

(d)No Person has an explicit contractual right (other than in an event of default) to renegotiate any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)Section 2.16(e) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company if accepted by the recipient, has been submitted by the Company.

Section 2.17Tangible Assets.

(a)The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets that are used or held for use in its business, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business consistent with past practice since the date of the Balance Sheet (except for those assets sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice), in each case free and clear of any Encumbrances, except as reflected on the Balance Sheet or Section 2.17(a) of the Company Disclosure Schedule and except for such imperfections of title, if any, that do not interfere with the present value of the subject property.  The assets owned or leased by the Company constitute all of the assets necessary for the Company to carry on its business as currently conducted.  All tangible assets owned or leased by the Company have been at all times maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b)This Section does not relate to real property or interests in real property, such items being the subject of Section 2.12 (Real Property), or to Intellectual Property Rights, such items being the subject of Section 2.14 (Intellectual Property).

Section 2.18Insurance.  The Company maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar business.  Copies of all Insurance Policies maintained by the Company have been made available to Purchaser and all Insurance Policies maintained by the Company are listed in Section 2.18 of the Company Disclosure Schedule along with the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limitation of liability.  Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full.  None of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement.  The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party.  No insurer under any Insurance Policy has cancelled or, to the Knowledge of the Company, generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.  No claim currently is pending under any such policy, and all prior claims under the Insurance Policies have been filed in a timely fashion.  The Company has not established or operated under a formalized self-insurance program.

Section 2.19Compliance With Anti-Corruption Laws.

(a)None of the Company or, to the Knowledge of the Company, any Representatives of the Company has, directly or indirectly violated any applicable anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(b)None of the Company, or, to the Knowledge of the Company, any Representatives of the Company or any independent sales representative, resellers, consultants, intermediaries, distributors of the Company or other Person acting on behalf of the Company has directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person:  (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; or (iv) any candidate for political or political party office.

(c)The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(d)There have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has never established or maintained a secret or unrecorded fund.

(e)None of the Company, or, to the Knowledge of the Company, any Representatives of the Company, or any other Person acting on behalf of the Company, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(f)For purposes of this Section only, the term “Representatives” will also mean, with respect to any Person, such Person’s resellers, distributors, consultants and intermediaries.

Section 2.20Product Warranties; Product Liability.

(a)Section 2.20(a) of the Company Disclosure Schedule sets forth complete and accurate copies of all warranties and guaranties, and written descriptions of any oral warranties or guaranties, given by the Company currently in effect with respect to its products and services.  No warranties have been given with respect to the Company’s products and services other than those for which complete and accurate copies have been made available to Purchaser, and no oral warranties have been given or made other than those described in Section 2.20(a) of the Company Disclosure Schedule.  There have not been any material deviations from or modification to such warranties and guaranties, and none of the salesmen, employees, distributors and agents of the Company is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.  The Company has not received any warranty claims, does not have any warranty claims pending, and, to the Knowledge of the Company, is not threatened with any warranty claims under any Contract.

(b)To the Knowledge of the Company, there are no material defects or deficiencies in any of the Company Products.  The Company has not received any notice of a claim against the Company alleging a defect or deficiency in any Company Products, in each case, excluding any and all requests for product returns in the ordinary course consistent with past experience of the Company.

Section 2.21Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Company.

Section 2.22Books and Records.  All of the records, data, information, databases, systems and controls maintained, operated or used by the Company in connection with the conduct or administration of its business (including all means of access) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

Section 2.23Bank Accounts; Powers of Attorney.  Section 2.23 of the Company Disclosure Schedule sets forth a complete and accurate list showing (a) all banks in which the Company maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, complete and accurate copies of which have been made available to Purchaser.

Section 2.24Legal Status of Directors, Officers, Employees and Contractors.  Section 2.24 of the Company Disclosure Schedule sets forth the names and titles of each current officer of the Company and the names of the members of the board directors of the Company and each committee thereof.  None of the Company’s directors or officers and, to the Knowledge of the Company, none of the Company’s employees or contractors are or have been (or have been notified that they may be) (a) subject to voluntary or involuntary petition under any bankruptcy/insolvency Laws for his or her business or property, or any partnership in which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named in a pending criminal proceeding (excluding traffic violations); (c) subject to any court order enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; (d) found by a Governmental Entity to have violated any securities, commodities, or unfair trade practices Law; or (e) identified on any of the following documents: (i) the Office of Foreign Assets Control of the United States Department of the Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

Section 2.25Related Party Transactions.  Except as set forth on Section 2.25 of the Disclosure Schedule:

(a)No Related Party of the Company:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business consistent with past practice at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company.

(b)There are no Contracts by and between the Company and any Related Party of the Company pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company.

(c)There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of and has no liability to, any Related Party of the Company.  Since the date of the Balance Sheet, the Company has not incurred any liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than the transactions contemplated by this Agreement and the other Transaction Documents.

Section 2.26Data Protection.  Section 2.26 of the Company Disclosure Schedule identifies and describes each electronic or other database containing (in whole or in part) Personal Data or User Data maintained by or for the Company at any time, the types of Personal Data or User Data in such database, the means by which such data was collected, and the security policies that have been adopted and maintained with respect to each such database.  The Company is and has at all times been in compliance, in all material respects, with all Data Protection Laws.  The Company has used commercially reasonable efforts to ensure that Personal Data and User Data are protected against loss, damage, and unauthorized access, use, modification, or other misuse.  There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees or contractors), and no Person (including any Government Entity) has commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company.    The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement comply in all material respects with all Data Protection Laws and Company Privacy Policies.  The Company has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable Persons required by Data Protection Laws and has filed any required registrations with the applicable data protection authority.

Section 2.27Information Technology.  There has been no material failure or breakdown of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems in connection with the business of the Company.  The Company has taken commercially reasonable steps to provide for the remote site back up data and information critical to the Company (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice).  The Company has in place industry standard (and, in any event, not less than commercially reasonable disaster recovery and business continuity plans and procedures.

Section 2.28Export Control Laws.  The Company is and has at all times been in compliance in all material respects with all Export Control Laws.  Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals required for its exports of products, Software, services and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) the Company is in compliance with the terms of such applicable export licenses or other approvals; and (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals.

Section 2.29Information Statement.  None of the information included in any Information Statement relating to the Written Consent to be solicited in connection with the Merger, or any amendments or supplements thereto, in each case in the form mailed or delivered to Stockholders, will, at the date delivered to such Stockholders and at the date of such consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.  Any such Information Statement, insofar as it relates to a solicitation of written consents from Stockholders for approval of this Agreement and the transactions contemplated hereby, will comply as to form with the provisions of the DGCL.

Section 2.30Privacy.

(a)The Company has complied in all material respects with (i) any and all applicable Privacy Laws; (ii) any and all privacy policies or similar privacy-related disclosures published on the Company’s websites, apps, or other online services or otherwise communicated to third parties (collectively, “Privacy Notices”), and (iii) any contractual commitment made by the Company that is applicable to such Personal Information.  To the extent the Company’s privacy policies or products are subject to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2013) (“NAI Code”) or the Federal Trade Commission’s Principles for the Self-Regulation of Online Behavioral Advertising (2009) (“FTC Principles”), the Company’s privacy policies, privacy practices and products conform to the NAI Code and the FTC Principles, as applicable.

(b)The Company has maintained commercially reasonable safeguards to protect Personal Information in its possession or control from unauthorized access, use, modification, disclosure, or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Personal Information.  To the Knowledge of the Company, there has been no unauthorized access to or other misuse of any Personal Information.

(c)The transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or its Privacy Notices. The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company, Surviving Corporation or Purchaser from receiving or using Personal Information in the manner in which the Company receives and uses such Personal Information prior to the Closing.

(d)The Company has not received any notice of any claims, investigations, or alleged violations of Privacy Laws with respect to Personal Information possessed by or otherwise subject to the control of the Company

Section 2.31Representations Complete.  None of the representations and warranties contained in this ARTICLE II or any statement made in any schedule (including the Company Disclosure Schedule) or certificate furnished by the Company contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

Section 2.32Exclusivity of Representations.  The representations and warranties of the Company set forth in this ARTICLE II are the sole and exclusive representations and warranties of the Company relating to the subject matter hereof and any claim for a breach of a representation and warranty under ARTICLE V (Indemnification) shall be made pursuant to ARTICLE II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT, PURCHASER AND MERGER SUB

Parent, Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

Section 3.1Organization and Qualification.  Each of Parent, Purchaser and Merger Sub is (i) an entity duly incorporated or organized (as applicable), validly existing and in good standing under the applicable Laws of the State of Delaware and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of its properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent’s or Purchaser’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 3.2Authority.  Each of Parent, Purchaser and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Transaction Document to which Parent, Purchaser or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Parent, Purchaser and Merger Sub, as applicable.  This Agreement and each such other Transaction Document to which Parent, Purchaser or Merger Sub, as applicable is a party have been duly and validly executed and delivered by Parent, Purchaser or Merger Sub, as applicable and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or, with respect to any Transaction Document constitute valid, legal and binding obligations of Parent, Purchaser or Merger Sub, as applicable, enforceable against Parent, Purchaser or Merger Sub, as applicable, in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3No Conflict; Required Consents and Approvals.

(a)The execution, delivery and performance by each of Parent, Purchaser and Merger Sub of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (i) conflict with or violate the certificate of incorporation or bylaws (or comparable organizational documents) of Parent, Purchaser or Merger Sub, as the case may be; (ii) conflict with or violate any applicable Law with respect to Parent, Purchaser or Merger Sub, as the case may be; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require any consent of any Person pursuant to, any Contract or permit of Parent, Purchaser or Merger Sub, as applicable, except, in the case of the foregoing clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Parent’s, Purchaser’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

(b)The execution, delivery and performance by each of Parent, Purchaser and Merger Sub of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby by Parent, Purchaser or Merger Sub do not, and the performance of this Agreement by Parent, Purchaser or Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and (ii) such consents, approvals, authorizations, permits, filings, or notifications as may be required under applicable securities Laws.

Section 3.4Parent Common Stock.  The Parent Common Stock to be issued by Parent as part of the Merger Consideration in connection with the Merger has been duly authorized and, upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, will be validly issued, fully paid, non-assessable. Assuming the accuracy of the representations and warranties of each Stockholder made to Purchaser in the applicable Support Agreement, and assuming neither the Company nor any of its Affiliates have taken any action to prevent the issuance of the shares of Parent Common Stock in the Merger from being exempt from the registration requirements of the Securities Act, or any applicable state securities or “blue sky” laws, the shares of Parent Common Stock to be issued in connection with the Merger are to be issued pursuant to Regulation D under the Securities Act.

Section 3.5Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents and has engaged in no business activities other than as contemplated by this Agreement and the Transaction Documents.

Section 3.6Actions or Governmental Orders. There are no outstanding Actions or Governmental Orders to which Parent, Purchaser or Merger Sub is a party or is subject (a) that adversely affects Parent or Purchaser or any of their respective properties, assets or business or (b) that prohibits or impairs the consummation of the transactions contemplated hereby.

Section 3.7Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of Parent, Purchaser or Merger Sub.

ARTICLE IV

COVENANTS AND OTHER AGREEMENTS

Section 4.1Confidentiality.  The parties understand and agree that this Agreement is subject to the terms and conditions of the certain Confidentiality Agreement dated April 14, 2015 between the Company and Spark Networks USA, LLC, as amended from time to time (the “NDA”).  Each party hereto that is not a party to the NDA, including the Equityholders’ Representative, shall hold, and shall cause their respective Representatives to hold, in confidence, in accordance with the terms of the NDA as if such party were a party to the NDA and a “Recipient” thereunder, all documents and information made available to them by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents, including the terms and conditions of this Agreement; provided, however, that for purposes of this Section, “Representatives” as defined in the NDA shall be deemed to also include direct and indirect partners, members, stockholders and investors of the Recipient.  In the event that the any party (other than Purchaser) receives a request to disclose all or any part of any confidential information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Entity, such party agrees to (i) immediately notify Purchaser of the existence, terms and circumstances surrounding such request; (ii) consult with Purchaser on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such information is required, furnish only that portion of the confidential information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise Purchaser as far in advance of such disclosure as possible so that Purchaser may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.  In any event, the party who receives the request shall not oppose actions by Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.  Notwithstanding anything to the contrary herein or in any other Transaction Document (or the NDA), following the Closing, (A) all confidential information of the Company as of the Closing Date will constitute the confidential information of Purchaser (and not of any Equityholders), (B) in no event shall Purchaser, its Affiliates, or their respective Representatives be subject to any restriction with respect to any use or disclosure of any of the Company’s confidential information and (C) with respect to such confidential information of the Company, the Equityholders shall hold, and shall cause their Affiliates and respective Representatives to hold, such confidential information in confidence, in accordance with the NDA as if they were a party to the NDA and a Recipient thereunder.

Section 4.2Public Announcements.  None of the Company, the Equityholders’ Representative, any Equityholder, nor any of their Representatives shall issue any press release or otherwise make any public statements in any form, including any statements accessible to the public via the internet or other means, with respect to the Merger or other transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of Purchaser.

Section 4.3Tax Matters.

(a)Cooperation in Tax Matters.  Each of Purchaser and the Equityholders’ Representative agrees to retain and furnish or cause to be furnished to one another, upon reasonable request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company, the making of any election related to Taxes of or with respect to the Company, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax Return of or with respect to the Company.  Purchaser and the Equityholders’ Representative shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 4.3.  Additionally, Purchaser and the Equityholders’ Representative shall consult with and cooperate with each other with respect to any proposed amendment of any Tax Return of the Company filed with respect to a Pre-Closing Period or Straddle Period (or other similar action directly concerning the Tax Returns or Tax Liability of the Company for a Pre-Closing Period or Straddle Period); provided, however, that Purchaser shall have sole discretion as to whether to file, or cause the Company to file, any such amended Tax Return, subject to the Equityholders’ Representative’s consent rights to the extent provided in Section 4.3(d).  In the event any Taxing Authority informs the Equityholders’ Representative or any Equityholder, on the one hand, or Purchaser or the Company or their Affiliates, on the other, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter; provided, that failure to promptly notify shall not reduce the other party’s indemnity obligation hereunder except to the extent such party is actually prejudiced thereby; and provided, further, that resolution of such audit, claim, assessment or other dispute shall be governed by Section 5.5 (Third Party Actions), to the extent not inconsistent with this Section 4.3(a).  As applicable, material costs incurred by either Purchaser or the Equityholders’

Representative in complying with a request for assistance under this Section 4.3(a) shall be borne by the requesting party.

(b)Transfer Taxes.  Any Transfer Taxes shall be borne by the Indemnifying Equityholders.  The Equityholders’ Representative or Purchaser, whichever is primarily liable to do so under applicable Law, shall, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and provide the other party with a complete and accurate copy thereof.  Purchaser and its Affiliates, and the Equityholders’ Representative shall reasonably cooperate in the execution of any such Tax Returns and other documentation to be prepared by the other party, if and as required by Law or as reasonably required to minimize the incidence of any Transfer Taxes.

(c)Straddle Period.  For purposes of determining the Taxes for which the Indemnifying Equityholders are liable under Section 5.2(a)(iii)(A) (Indemnification), Taxes for which the Company is liable for any taxable period ending after and including the Closing Date (a “Straddle Period”) shall be allocated to the portion of the period ending on the Closing Date as follows: (i) with respect to property or other ad valorem Taxes, the amount allocable to the portion of the period ending on the Closing Date shall equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) with respect to all other Taxes, the amount allocable to the portion of the period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date (and for such purpose, the tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).  In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(d)Filing Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Effective Time.  At least twelve (12) Business Days prior to filing any such Tax Return that is solely attributable to a Pre-Closing Period (and not a Straddle Period) the Company shall submit a copy of such Tax Return to the Equityholders’ Representative for the Equityholders’ Representative’s review and approval.  The Equityholders’ Representative shall respond within eight (8) Business Days of its receipt of such tax Return, and its approval shall not be unreasonably withheld, conditioned or delayed.  At least fifteen (15) Business Days prior to filing any such Tax Return that is attributable to a Straddle Period the Company shall submit a copy of such Tax Return to the Equityholders’ Representative for the Equityholders’ Representative’s review and comment (to be provided within five (5) Business Days of receipt of such Tax Return), but Purchaser shall not be under any obligation to accept the Equityholders’ Representative’s comment. The Equityholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed on or before the Effective Time.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.  At least ten (10) Business Days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Purchaser for Purchaser’s review and approval.  Purchaser shall respond within five (5) Business Days of its receipt of such Tax Return, and its approval shall not be unreasonably withheld, conditioned or delayed.  Additionally, neither Purchaser nor its Affiliates shall file any amendment of any Tax Return of the Company, enter into any voluntary disclosure or similar program with any Governmental Entity, or conduct any other similar affirmative activities, in each case to the extent such actions would reasonably be expected to increase the liability of the Indemnifying Equityholders hereunder (including pursuant to an Indemnification Claim made under Section 5.2(a)(iii)) without the prior written consent of the Equityholders’ Representative, such consent to not be unreasonably withheld, conditioned or delayed.

(e)Nothing contained in this Section 4.3, including, any Tax payment responsibilities hereby undertaken by Parent or Purchaser and Parent’s or Purchaser’s review and comment (or failure to comment) on any Tax Return, shall prejudice any indemnity right Purchaser or any Indemnitee may have pursuant to ARTICLE V of this Agreement.

(f)Franchise Taxes.  The Company shall pay all corporate franchise, foreign corporation and similar Taxes that are attributable to a Pre-Closing Period or the portion of the Straddle Period ending on the Closing Date (as determined in accordance with Section 4.3(c)) (including all such Taxes that have accrued but are not yet due and payable but excluding such Taxes that are being contested in good faith by any appropriate proceedings for which adequate reserves have been established) prior to the Closing (if such amounts are due and payable prior to the Closing).

(g)No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger, except as may be provided to the contrary in ARTICLE V (Survival of Representations, Warranties, Covenants and Agreements; Indemnification).

(h)Refunds.  Any refunds of Taxes of the Company that are received by Parent, Purchaser or the Company following the Closing Date from any applicable Taxing Authority and that Purchaser reasonably determines to be attributable to Taxes of the Company for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date shall be for the account of the Indemnifying Equityholders and shall be paid by Parent or Purchaser, as the case may be, to the Equityholders’ Representative within twenty (20) Business Days after Parent, Purchaser or the Company receives such refund, and Parent, Purchaser or any of their Affiliates shall consider in good faith (taking into account, for the avoidance of doubt, the expected size of the refund) any request from the Equityholders’ Representative to affirmatively seek such refund.  If any refund previously paid to the Equityholders’ Representative pursuant to this Section 4.3(h) is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, the Indemnifying Equityholders shall be required to repay Parent or Purchase, as the case may be, such previously paid amounts.  For the avoidance of doubt, in no event shall any Tax refunds described in this Section 4.3(h) be taken into account in determining the amount of any Earnout Payments to which the Equityholders may be entitled pursuant to this Agreement.

(i)Next-Day Rule.  Purchaser and its Affiliates (including the Surviving Corporation) will not take any position on any Tax Return that any transaction (including, but not limited to, the payment or accrual for Tax purposes of the Indebtedness, the Transaction Expenses, or the Change of Control Payments) contemplated by this Agreement is occurring at the beginning of the day following the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) without the prior written consent of the Equityholders’ Representative (such consent to not be unreasonably withheld, conditioned, or delayed).

(j)Certain Tax Elections.  Parent, Purchaser, and their respective Affiliates shall not make any election under Section 338 or Section 336(e) of the Code with respect to the transactions contemplated by this Agreement, except with the prior written consent of the Equityholders’ Representative, which consent may be withheld in the Equityholders’ Representative’s sole discretion.

(k)Each of the parties will hold, and will cause its Representatives to hold, in confidence all documents and information made available to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the NDA and Section 4.1 (Confidentiality).

Section 4.4Books and Records.  At the Closing, the Company shall deliver to Purchaser the minute books containing the records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the board and stockholders and the transfer books reflecting all issuances and transfers of Shares.  The Company has made available to Purchaser complete and correct copies of (a) all documents that have been requested by or on behalf of Purchaser, (b) all documents identified on the Company Disclosure Schedule, (c) the minute books of the Company (d) the Company’s share register, journal and other records reflecting all Share issuances and transfers and all Option grants and agreements of the Company, and (e) Permits, orders and consents issued by any Governmental Entity with respect to the Company or any securities of the Company and all applications for such Permits, orders and consents.

Section 4.5Further Actions.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with control over, with full right and title to and possession of the Company, each party hereto authorizes the officers and directors of Purchaser, in the name of its corporation or otherwise, and the Equityholders’ Representative, on behalf of the Equityholders, to take all such lawful and necessary action to the extent consistent with the terms of this Agreement and without any further authorization or consents of the parties to this Agreement being required.

Section 4.6Existing Litigation.  The parties hereto are currently adversaries in litigation relating to Purchaser’s U.S. Patent No 5,950,200, the JDATE trademark, and related issues (the “Existing Litigation”).  As soon as practicable following the Closing Date (but in no event later than five (5) Business Days after the Closing Date), the parties hereto shall enter into a Stipulation to Dismiss the Existing Litigation with prejudice and shall file with the applicable

United States District Court all necessary papers, and execute all such other documents, and shall take all such other actions, as reasonably necessary to dismiss the Existing Litigation.  Each party shall bear its own costs and expenses in respect of the Existing Litigation and its dismissal.

Section 4.7New Applications.  Unless otherwise agreed to by the Purchaser and Key Employees in writing, by no later than December 31, 2015, the Key Employees and the Purchaser shall agree to permit the Surviving Corporation to develop one or more new vertical applications similar to the “JSwipe” application that fit within the overall strategy of the Purchaser and the Surviving Corporation (any and all such new verticals being referred to herein as “New Apps”). Except as otherwise set forth in the Employment Arrangements, the terms and conditions of the New Apps shall be as mutually agreed to by the Purchaser and Key Employees.

Section 4.8Employer Registration.  The Company shall use its best efforts to become duly qualified, licensed and registered as an employer in the State of New York and the City of New York as soon as practicable following the Closing Date.  Promptly following such registrations (and in any event within one (1) Business Day thereof), the Company shall provide evidence reasonably satisfactory to Parent of such registrations.  Within sixty (60) days of the receipt of such evidence, Parent and Purchaser, as applicable, shall take all steps reasonably necessary in their determination to permit the Surviving Corporation to hire employees on a full-time basis, in each case consistent with the Employment Arrangements.

Section 4.9Transaction Documents.  The Equityholders’ Representative shall use its best efforts, within ten (10) calendar days of the Closing, to assist Parent in obtaining all necessary information from the Equityholders so that Parent can make the necessary filings in accordance with applicable Law with respect to the Closing Stock Consideration.

Section 4.10Post-Closing Matters.  Within one hundred twenty (120) days following the Closing Date, the Equityholders’ Representative shall be permitted to distribute amounts in the bank accounts of the Company comprised solely of: (a) cash from the Company’s operations prior to the Closing Date and (b) any refunds, rebates or credits received by the Equityholders’ Representative on account of activities of the Company prior to the Closing Date, in the case of clauses (a) and (b) in an amount not to exceed $20,000 in the aggregate (the “Rebate Amount”).  The Equityholders’ Representative shall deliver the Rebate Amount to the Paying Agent along with a certificate, certifying to the Paying Agent, Purchaser and Parent as to the Rebate Amount and each Equityholders’ Pro Rata Portion of the Rebate Amount.

ARTICLE V

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS; INDEMNIFICATION

Section 5.1General Survival.

(a)The representations and warranties of the Company contained in this Agreement shall survive and continue until the Escrow Release Date; provided, however, that:

(i)the representations and warranties set forth in Section 2.15 (Taxes) (the “Tax Representations”) shall survive the Closing and continue in full force and effect until the expiration of the applicable statutes of limitations (after giving effect to any extensions or waivers) plus sixty (60) days (the “Tax Claims Expiration Date”);

(ii)the representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Capitalization), Section 2.3 (Authority), Section 2.4(a) (No Conflict; Required Consents and Approvals); and Section 2.21 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely;

(iii)any claim of Fraud or willful breach with respect to this Agreement shall survive indefinitely; and

(iv)if, in accordance with this ARTICLE V, (A) any Indemnification Claims arising from any inaccuracy in any representation or breach of any warranties not identified in subsections (a)(i) through (a)(iii) above are asserted prior to the Escrow Release Date, (B) any Indemnification Claims arising from any inaccuracy in or breach of any Tax Representations are asserted prior to the Tax Claims Expiration Date, (C) any Indemnification Claims arising from any breach of any covenant or agreement set forth in this Agreement is asserted prior to the date that is thirty-six (36) months from the Closing Date, (D) any Indemnification Claims arising from any inaccuracy in or breach of any Fundamental Representations or any claims of Fraud or willful breach with respect to this Agreement are asserted at any time, or (E) any Indemnification Claims are asserted pursuant to Section 5.8 at any time, such Indemnification Claims shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Equityholders’ Representative (in respect of the Indemnifying Equityholders) and Purchaser in accordance with this ARTICLE V (the final amount of recoverable Losses so determined, the “Loss Amounts”) and such Loss Amounts have been paid.

(b)The representations and warranties of Parent, Purchaser and Merger Sub contained in this Agreement shall terminate and expire as of the Effective Time.

Section 5.2Indemnification.

(a)Indemnification by Indemnifying Equityholders.  Subject to Section 5.1 (General Survival) and the other provisions of this ARTICLE V, from and after the Closing Date, the Indemnifying Equityholders shall indemnify and hold harmless Parent, Purchaser, Merger Sub, the Surviving Corporation and their Affiliates and Representatives (collectively, the “Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Indemnitee by reason of:

(i)any inaccuracy of any representation or breach of any warranty of the Company contained in this Agreement;

(ii)any breach by the Company of any covenant or agreement contained in this Agreement;

(iii)any Losses attributable to (A) Taxes for which the Company is liable for any taxable period (or portion thereof) ending on or before the Effective Time (determined consistently with Section 4.3(c) (Tax Matters; Straddle Period)); (B) Taxes of any Person for which the Company is liable by reason of a transaction, event or status occurring or existing on or prior to the Effective Time, including as a result of such other Person failing to discharge its primary liability for Taxes and (C) Taxes resulting from the transactions contemplated by this Agreement, including any Transfer Taxes;

(iv)(A) any amount required to be paid to holders of Dissenting Shares in excess of the amount payable for such Shares pursuant to Section 1.7 (Conversion of Shares), including any interest required to be paid thereon, or (B) any Action commenced by an Equityholder relating to this Agreement and the transactions contemplated hereby;

(v)any liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(vi)any inaccuracy or omission in the Allocation Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Allocation Spreadsheet;

(vii)any Transaction Expenses not paid and discharged prior to the Closing Date;

(viii)any Change of Control Payments not paid and discharged prior to the Closing Date;

(ix)any Third-Party Consent Payments not paid and discharged prior to the Closing Date;

(x)any Closing Indebtedness of the Company not paid and discharged in full on or prior to the Closing Date;

(xi)any liabilities based on a contention of misclassification as an independent contractor relating to or arising out of any consulting services performed by the Key Employees during the period between the Closing Date and the date on which the Company becomes duly qualified, licensed and registered as an employer in the State of New York and the City of New York pursuant to Section 4.8 (Employer Registration); and

(xii)any costs and expenses of enforcement to recover Losses due to an Indemnitee under this ARTICLE V solely with respect to (A) any Third Party Claim (and expressly excluding any claim made pursuant to Section 5.8) and (B) any Action commenced by an Equityholder relating to this Agreement and the transactions contemplated hereby; provided that, in the case of each individual

Third Party Claim only, the Indemnifying Equityholders shall not have any indemnification obligations pursuant to this Section 5.2(a)(xii) for any enforcement costs and expenses in excess of $100,000.

(b)Limitations.

(i)Indemnification Deductible.  The Indemnitees shall not be entitled to any indemnification payment under this Agreement unless and until the amount of Losses incurred by such Indemnitee exceeds $50,000, at which time such Indemnitee shall be entitled to recover the amount of Losses that exceeds $50,000 (the “Deductible”); provided, however, (A) breaches of the Fundamental Representations or any claims of Fraud or willful breach with respect to this Agreement and (B) indemnification pursuant to Section 5.2(a)(ii) through Section 5.2(a)(xi) (and Section 5.2(a)(xii) with respect thereto) and Section 5.8 shall not be subject to the Deductible.

(ii)Liability Cap for Breaches of Representations and Warranties.  Notwithstanding anything to the contrary in this Agreement (but subject to Section 5.2(b)(v), Section 5.2(b)(vi), Section 5.8 and the provisos in this sentence), the Indemnifying Equityholders’ aggregate liability for indemnification pursuant to Section 5.2(a)(i) above (and Section 5.2(a)(xii) with respect thereto) shall not exceed the Escrow Amount, and any Loss Amounts shall be payable solely from the Escrow Fund; provided, however, that notwithstanding the foregoing, the Indemnifying Equityholders’ aggregate liability for indemnification pursuant to Section 5.2(a)(i) above with respect to any Tax Representations or any Fundamental Representations shall not exceed the amount paid to such Indemnifying Equityholders under ARTICLE I (The Merger) (inclusive, for avoidance of doubt, Earnout Payments, if any, payable thereunder), and any Loss Amounts relating thereto shall be payable:  (A) first, from the Escrow Fund until such amount is exhausted; (B) second, from the Closing Stock Consideration to be valued at the Indemnification Trading Price; (C) third, by offset against the Earnout Payments that become payable; and (D) thereafter, from the Indemnifying Equityholders in accordance with their Pro Rata Portion.

(iii)Liability Cap for Breaches of IP Representations.  Notwithstanding anything to the contrary in this Agreement (but subject to Section 5.2(b)(v), Section 5.2(b)(vi), and Section 5.8, the Indemnifying Equityholders’ aggregate liability for indemnification pursuant to Section 5.2(a)(i) above (and Section 5.2(a)(xii) with respect thereto) for breaches for the IP Representations shall not exceed the amount paid to such Indemnifying Equityholders under ARTICLE I (The Merger) (inclusive, for the avoidance of doubt, Earnout Payments, if any, payable thereunder, but expressly excluding any Closing Cash Consideration paid to such Indemnifying Equityholder), and any Loss Amounts relating thereto shall be payable:  (A) first, from the Escrow Fund until such amount is exhausted; (B) second, the Closing Stock Consideration to be valued at the Indemnification Trading Price; and (C) third, by offset against the Earnout Payments that become payable.

(iv)Liability Cap for Breaches of Covenants and Other Indemnities.  Notwithstanding anything to the contrary in this Agreement (but subject to Section 5.2(b)(v), Section 5.2(b)(vi) and Section 5.8), the Indemnifying Equityholders’ aggregate liability for indemnification pursuant to Section 5.2(a)(ii) through Section 5.2(a)(x) (and Section 5.2(a)(xii) with respect thereto), shall not exceed the amount paid to such Indemnifying Equityholders under ARTICLE I (The Merger) (inclusive, for avoidance of doubt, Earnout Payments, if any, payable thereunder), and any Loss Amounts relating thereto shall be payable: (A) first, from the Escrow Fund until such amount is exhausted; (B) second, from the Closing Stock Consideration to be valued at the Indemnification Trading Price; (C) third, by offset against the Earnout Payments that become payable; and (D) thereafter, from the Indemnifying Equityholder in accordance with their Pro Rata Portion.

(v)No Liability Cap.  The limitations set forth in Section 5.2(b)(ii), Section 5.2(b)(iii) or Section 5.2(b)(iv) above shall not apply in the case of any claim for indemnification based on Fraud or willful breach with respect to this Agreement.

(vi)Limitations on Liability of Indemnifying Equityholders.  As to each Indemnifying Equityholder and subject to Section 5.2(c)(ii) and Section 5.2(c)(iii), in no event shall such Indemnifying Equityholder be personally liable for Losses in excess of the amount paid to such Indemnifying Equityholder under ARTICLE I (The Merger) (inclusive, for avoidance of doubt, Earnout Payments, if any, payable thereunder); provided, however, that notwithstanding the foregoing, if the indemnification claim is based on Fraud or willful breach Fraud or willful breach with respect to this Agreement, the foregoing limitations shall not apply as to the Indemnifying Equityholders who participated in such fraud, intentional misrepresentation or willful breach, and such Indemnifying Equityholders’ liability therefor shall be unlimited.

(c)Notwithstanding any investigation by, or actual or constructive knowledge of, Parent, Purchaser, Merger Sub, or any of their respective Representatives, of the affairs of the Company, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement.  An Indemnitee’s right to indemnification under this ARTICLE V based on any inaccuracy of any representation or breach of any warranty shall not be diminished or otherwise affected in any way as a result of such Indemnitee’s, or its Representatives’, actual knowledge of such inaccuracy, breach or untruth as of the date hereof, regardless of whether such knowledge exists as a result of the Indemnitee’s, or its Representatives’, investigation or as a result of disclosure by the Company or any of its Affiliates, unless such disclosures were set forth in this Agreement or in the Company Disclosure Schedules.

(d)Subject to the limitations set forth in this ARTICLE V, with respect to the portion of any Loss Amounts in excess of the available amount in the Escrow Fund and Closing Stock Consideration for which any Indemnifying Equityholder is liable pursuant to this ARTICLE V, Purchaser, on behalf of the Indemnitees, subject to Section 5.2(c)(ii) and Section 5.2(c)(iii), shall have the right to satisfy such Indemnifying Equityholder’s portion of such Loss

Amounts by set-off against any Earnout Payment payable to such Indemnifying Equityholder pursuant to the terms and conditions of Section 1.12 (Earnout).

Section 5.3Manner of Indemnification; Escrow.

(a)To provide funds against which an Indemnitee may assert claims of indemnification under this ARTICLE V (an “Indemnification Claim”), at the Closing, Purchaser shall withhold the Escrow Amount from the Merger Consideration in accordance with Section 1.11(g) (Withholding of Escrow Amount) and shall deposit such Escrow Amount prior to the Closing into the Escrow Fund with U.S. Bank National Association as escrow agent (the “Escrow Agent”), pursuant to the Escrow Agreement.  The Escrow Amount shall secure any Loss Amounts that are indemnifiable pursuant to Section 5.2 (Indemnification).  The Escrow Amount and interest and other earnings payable thereon, shall be held and distributed in accordance with this Section 5.3 and the Escrow Agreement.  The Escrow Amount (and all interest and other earnings payable thereon) shall be released on the Escrow Release Date pursuant to the terms of, and subject to the conditions set forth in, the Escrow Agreement.  If any Indemnitee is entitled to Loss Amounts as provided in this Agreement, the Loss Amounts shall be paid to Purchaser in cash from the Escrow Fund until the Escrow Fund is wholly exhausted.  Thereafter, subject to Section 5.2 (Indemnification), each Indemnifying Equityholder shall be severally but not jointly, and based on their Pro Rata Portion, liable for any Loss Amounts in excess of the Escrow Amount to the extent (if at all) such Loss Amounts are indemnifiable pursuant to the terms of this ARTICLE V (including the limitations on liability set forth in Section 5.2 (Indemnification)).

(b)Upon the termination of the Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Fund to the Paying Agent, including any interest accrued with respect thereto, for delivery to the Indemnifying Equityholders, and the Paying Agent shall pay to each Indemnifying Equityholder an amount, with interest, equal to such Indemnifying Equityholder’s Pro Rata Portion of such remaining amount.

(c)Parent shall provide the Equityholders’ Representative prompt, but in any event not greater than three (3) Business Days’ notice, following the completion of Parent’s full year-end audit cycle following the end of fiscal year 2016.

Section 5.4Equityholders’ Representative.  Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Equityholder shall be deemed to have consented to the appointment of Darren Bassman, Bryan Welfel and Chad Wood, collectively, as the Equityholders’ Representative, as the attorney-in-fact for and on behalf of each such Equityholder, and the taking by the Equityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholders’ Representative under this Agreement shall require the affirmative vote of two of Darren Bassman, Bryan Welfel and Chad Wood.  The powers of the Equityholders’ Representative includes the exercise of the power to (a) execute and deliver this Agreement and the Escrow Agreement, and, in each case, any amendment thereof or waiver thereunder, (b) subject to the limitations set forth in Section 1.12(l), make the sole determination with respect to the amounts, timing, and allocation of any Earnout Bonus Payment, (c) authorize delivery to Purchaser of the Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, (d) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to Indemnification Claims, (e) resolve any Indemnification Claims, and (f) take all actions necessary in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement.  Accordingly, the Equityholders’ Representative has unlimited authority and power to act on behalf of each Equityholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement.  The Equityholders will be bound by all actions taken by the Equityholders’ Representative in connection with this Agreement or the Escrow Agreement, and Purchaser shall be entitled to rely on any action or decision of the Equityholders’ Representative.  The Equityholders’ Representative will incur no liability with respect to any action taken or suffered by the Equityholders’ Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Equityholders’ Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Equityholders’ Representative’s own willful misconduct, bad faith or gross negligence.  In all questions arising under this Agreement or the Escrow Agreement, the Equityholders’ Representative may rely on the advice of counsel, and the Equityholders’ Representative will not be liable to Equityholders for anything done, omitted or suffered in good faith by the Equityholders’ Representative based on such advice.  The Equityholders’ Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Equityholders’ Representative.  If and to the extent any such appointment of the Equityholders’ Representative is revoked, such revocation shall be considered a breach of this Agreement and Purchaser shall be entitled to any such resulting Losses from such revocation.  The initial Equityholders’ Representative may appoint a successor Equityholders’ Representative, and such appointment shall become effective upon written notice to Purchaser.  Each of Darren Bassman, Bryan Welfel and Chad Wood may be removed by action of a majority of the Equityholders.  In the event of the resignation, removal, death or incapacity of Darren Bassman, Bryan Welfel or Chad Wood, a successor for such Person shall thereafter be appointed by vote or written consent of a majority of the Indemnifying Equityholders.  Any new or successor Equityholders’ Representative will assume all rights and obligations of the initial Equityholders’ Representative under this Agreement.

Section 5.5Third Party Actions.  In the event Parent or Purchaser becomes aware of a third-party claim (a “Third-Party Claim”) which Purchaser in good faith believes may result in an Indemnification Claim pursuant to this ARTICLE V, Parent or Purchaser shall notify the Equityholders’ Representative in writing of such claim, describing the Third-Party Claim in reasonable detail (including a reasonable description of the claim, the basis therefore and the amount thereof, if known) and the Equityholders’ Representative shall be entitled on behalf of the Indemnifying Equityholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim.  The failure to so notify the Equityholders’ Representative shall only relieve the Indemnifying Equityholders of any liability to the extent the Equityholders’ Representative demonstrates that the defense of such action is materially prejudiced thereby.  If there is a Third-Party Claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any expenses, fees and related third-party costs reasonably incurred by the Indemnitees in defense of such Third-Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder, but subject to the limitations set forth in Section 5.2.  Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, Purchaser shall seek the prior written consent of the Equityholders’ Representative with respect to any settlement, which consent shall not be unreasonably withheld, conditioned or delayed.  The written consent of the Equityholders’ Representative with respect to any settlement of any such Third-Party Claim shall be deemed to have been given unless the Equityholders’ Representative shall have objected within ten (10) Business Days after a written request for such consent by Purchaser.  Any such written consent by the Equityholders’ Representative shall represent the agreement of the Equityholders’ Representative that the Losses incurred in connection therewith shall be indemnifiable hereunder and, for the avoidance of doubt, represents Loss Amounts, in all instances subject to the limitations set forth in Section 5.2.  In the event that the Equityholders’ Representative has consented to any such settlement (or in the event that written consent to settlement has been unreasonably withheld, conditioned or delayed), neither the Equityholders’ Representative nor the Indemnifying Equityholders shall have any power or authority to object under any provision of this ARTICLE V to the amount of any Third-Party Claim by Purchaser against the Indemnifying Equityholders with respect to such settlement.  If such written consent is not given (unless such consent was unreasonably withheld, conditioned or delayed, in which case the preceding sentence shall apply), Purchaser may agree to any such settlement or compromise, and may deliver a Claim Notice therefor, and the resolution of such claim (including whether and to what extent Purchaser or any other Indemnitee is entitled to indemnification under this Agreement for such Indemnification Claim) shall remain subject to this ARTICLE V and the Escrow Agreement.

Section 5.6Indemnification Procedures.

(a)In the event that Purchaser or any other Indemnitee seeks a recovery, in accordance with the terms of this ARTICLE V, in respect of an Indemnification Claim, Purchaser (on behalf of such other Indemnitee, if applicable) shall deliver a written notice (a “Claim Notice”) to the Equityholders’ Representative (on behalf of the Indemnifying Equityholders).  Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify the specific representation, warranty or covenant alleged to have been breached in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) state the aggregate Dollar amount of Losses to which Purchaser or such Indemnitee is entitled to indemnification pursuant to this ARTICLE V that have been incurred, or a good faith estimate of the aggregate Dollar amount of such Losses reasonably expected to be incurred, by Purchaser or such Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”).

(b)A copy of any Claim Notice from an Indemnitee shall be delivered by such Indemnitee to the Escrow Agent contemporaneously with the delivery of such Claim Notice to the Equityholders’ Representative.

(c)If the Equityholders’ Representative wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Equityholders’ Representative must deliver a written objection to Purchaser within twenty (20) Business Days after receipt by the Equityholders’ Representative of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor.  Following receipt by

Purchaser of the Equityholders’ Representative’s written objection, if any, Purchaser (on behalf of any other Indemnitee, if applicable) and the Equityholders’ Representative shall promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such a written objection.  If the Equityholders’ Representative and Purchaser (on behalf of any other Indemnitee, if applicable) should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by Purchaser (on behalf of any other Indemnitee, if applicable) and the Equityholders’ Representative, and (ii) the Losses payable to Purchaser or any other Indemnitees pursuant to the memorandum shall be deducted from the Escrow Fund, provided that to the extent such amount exceeds the available amount in the Escrow Fund, as promptly as practicable and within five (5) Business Days following execution of such memorandum, subject to Section 5.6(d) below, such Indemnitee shall deduct such excess: (A) first, from the Closing Stock Consideration to be valued at the Indemnification Trading Price; (B) second, by offset against the Earnout Payments that become payable; and (C) thereafter, from the Indemnifying Equityholders in accordance with their Pro Rata Portion.  In the event that the parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by Purchaser from the Equityholders’ Representative of the written objection, then Purchaser may commence an Action to resolve such dispute and enforce its rights with respect thereto in accordance with Section 6.7 (Submission to Jurisdiction).

(d)If Purchaser does not receive a response from the Equityholders’ Representative with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in Section 5.6(b) above, (i) the Equityholders’ Representative shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder, and (ii) the Claim Amount shall be paid in accordance with Section 5.6(c).

(e)Any amounts paid to Purchaser in respect of any Indemnification Claim asserted on behalf of an Indemnitee other than Purchaser shall be received by Purchaser on behalf of such other Indemnitee.

Section 5.7Exclusive Remedy.  Notwithstanding any other provision of this Agreement to the contrary, except (a) in the case of Fraud or willful breach with respect to this Agreement, (b) the dispute resolution mechanisms set forth in Section 1.12, and (c) as set forth in Section 6.14, the right of each Indemnitee to assert an indemnification claim and receive indemnification payments under this ARTICLE V shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any inaccuracy of any representation, or breach of any covenant, warranty or otherwise under this Agreement, relating to this Agreement and the transactions contemplated hereby.  The obligations of the Indemnifying Equityholders under this ARTICLE V shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Indemnifying Equityholders, not the Company, shall have the sole obligation for the indemnification obligations under this ARTICLE V.

Section 5.8Specified Claim.  Notwithstanding anything to the contrary in this ARTICLE V and, for avoidance of doubt, subject to the other provisions of this Agreement, including Section 1.12(i) and Section 1.12(k), solely with respect to the Specified Claim (as defined in Section 2.9 of the Company Disclosure Schedule, the “Specified Claim”), the Equityholders’ Representative shall have the right to conduct the defense of the Specified Claim in its sole discretion, provided, however:

(a)for so long as the Equityholders’ Representative conducts such defense, the costs and expenses associated with such defense (including attorneys’ fees) shall be offset (i) fifty percent (50%) from the Escrow Fund and (ii) fifty percent (50%) from the Earnout Payments when and if such Earnout Payments become payable; provided, however, that to the extent there are insufficient funds in either the Escrow Fund or Earnout Payments (when they become payable) to offset such fees and expenses, the remainder of such fees and expenses to the extent of such insufficiency shall be offset: (A) first, from the Escrow Fund; (B) second, from Earnout Payments; (C) third, from the Closing Stock Consideration to be valued at the Indemnification Trading Price; and (D) thereafter, from the Indemnifying Equityholders;

(b)for so long as the Equityholders’ Representative conducts such defense, the Equityholders’ Representative shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, further, that, the Equityholders’ Representative shall seek the prior written consent of the Purchaser with respect to any settlement, adjustment or compromise thereof, such consent to not be unreasonably withheld, conditioned or delayed;

(c)if at any time (i) the Equityholders’ Representative elects not to resume the defense of the Specified Claim or otherwise abandons or is materially delayed or deficient in conducting such defense, or (ii) the Purchaser gives written notice to the Equityholders’ Representative that it intends to take over the control of such defense from the Equityholders’ Representative, then (A) the Purchaser shall have the right to conduct such defense in its sole discretion, (B) the Equityholders’ Representative shall make available to Purchaser all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Equityholders’ Representative or any of its Representatives and that the Purchaser considers necessary or desirable for the defense of the Specified Claim, (C) the Equityholders’ Representative shall execute such documents and take such other actions that the Purchaser may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such Specified Claim, and (D) the Equityholders’ Representative shall otherwise fully cooperate as reasonably requested by the Purchaser in the defense of the Specified Claim; provided, however, that in the case of clause (i) above, all expenses, fees and related third-party costs reasonably incurred by the Purchaser in defense of the Specified Claim shall be deemed Losses hereunder and shall be indemnifiable pursuant to this ARTICLE V; provided further that in the case of clause (ii) above, all expenses, fees and related third-party costs reasonably incurred by the Purchaser in defense of the Specified Claim shall not be deemed Losses hereunder and shall not be indemnifiable pursuant to this ARTICLE V.

Section 5.9Tax Treatment of Indemnity Payments.  The Indemnifying Equityholders, Parent, Purchaser, Merger Sub, the Surviving Corporation and their Affiliates agree to treat any indemnity payment made pursuant to this ARTICLE V as an adjustment to the Merger

Consideration for all applicable Tax purposes, except as otherwise required under applicable Law.

ARTICLE VI

MISCELLANEOUS

Section 6.1Company Disclosure Schedule.  Each section of the Company Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the relevance of such disclosure to such other representation and warranty is reasonably apparent on the face of such disclosure.  The Company Disclosure Schedule are intended to qualify and limit the representations and warranties of the Company contained in the Agreement and shall be deemed for all such purposes (including for purposes of ARTICLE V) to be part of the representations and warranties made hereunder; provided, however, that the disclosures contained in the Company Disclosure Schedule shall not be deemed to expand in any way the scope or effect of, any representations or warranties of the Company.  Inclusion of information on the Company Disclosure Schedule shall not be construed as an admission that such information is material to the Company or its assets, liabilities, financial condition, results, business and/or operations.  The fact that any item of information is contained in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in this Agreement. Capitalized terms used but not defined in the Company Disclosure Schedule shall have the same meanings given to them in this Agreement.

Section 6.2Exclusivity of Agreement.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms of and provisions of this agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties hereto specifically acknowledge that no party hereto has any special relationship with another party that would justify any expectation beyond that of any ordinary acquirer and ordinary target in an arm’s-length transaction.  The sole and exclusive remedies from breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded to the express terms of this Agreement); and the parties hereto hereby waive and release any tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort claim or cause of action based upon arising out of, related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 6.3Entire Agreement; Assignment; Successors.  This Agreement and the other Transaction Documents (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the NDA shall not be superseded by this Agreement and shall remain in effect in accordance with its terms, subject to the provisions of Section 4.1 (Confidentiality) herein, and (b) may not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Purchaser; provided that such direct or indirect wholly-owned Subsidiary agrees in writing to assume Purchaser’s obligations under Section 1.12.  Any purported assignment of this Agreement in contravention of this Section 6.2 shall be null and void and of no force or effect.  Subject to the preceding sentences of this Section 6.2, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (even in a Change of Control of Parent, Purchaser and Surviving Corporation structured as a sale of all or substantially all of the assets of such Person).  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement shall govern.

Section 6.4Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent possible permitted by Law, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party.

Section 6.5Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if by facsimile with confirmation of receipt, when transmitted and receipt is confirmed, if not transmitted on a Business Day, the first Business Day following transmission, (c) if sent by electronic mail system, telegram, cablegram or other electronic transmission, upon delivery, (d) if sent by next-day service (receipt requested) by a nationally recognized next-day courier when received or (d) if sent by registered, certified or first class mail, return receipt requested, postage prepaid on the third (3rd) Business Day following the date of mailing.  All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a)if to Parent, Purchaser, Merger Sub, or the Surviving Corporation:

Spark Networks, Inc.

11150 Santa Monica Blvd. Suite 600

Los Angeles, CA 90025

Attention:  Michael Egan

Fax:  (866) 945-5209

Email:  megan@spark.net

With a copy to the Legal Department: legal@spark.net

with a copy to (which copy shall not constitute notice):

Morrison & Foerster LLP
425 Market Street

San Francisco, California 94105

Attention:  Murray Indick
Email:  mindick@mofo.com

(b)if to the Company:

Smooch Labs Inc.
85 Broad Street, 17th Floor
New York, New York 10004
Attention:  Bryan Welfel
Fax:  (646) 219-3199
Email:  bryan@smoochlabs.com

with a copy to (which copy shall not constitute notice):

Feinberg Hanson LLP
855 Boylston Street, 8th Floor
Boston, MA 02116
Attention:  David Feinberg, Esq.
Fax:  (617) 603-3305
Email:  dfeinberg@feinberghanson.com

with a copy to the Equityholders’ Representative (which copy shall not constitute notice):

865 Anne Road
River Vale, New Jersey 07675
Attention:  Bryan Welfel, Darren Bassman and Chad Wood
Fax:  (646) 219-3199
Email:  bryan@smoochlabs.com; darren@smoochlabs.com; chad@smoochlabs.com

(c)if to the Equityholders’ Representative:

865 Anne Road
River Vale, New Jersey 07675
Attention:  Bryan Welfel, Darren Bassman and Chad Wood
Fax:
Email:  bryan@smoochlabs.com; darren@smoochlabs.com; chad@smoochlabs.com with a copy to (which copy shall not constitute notice):

Feinberg Hanson LLP
855 Boylston Street, 8th Floor
Boston, MA 02116
Attention:  David Feinberg, Esq.
Fax:  (617) 603-3305
Email:  dfeinberg@feinberghanson.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.6Governing Law.  This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 6.7Submission to Jurisdiction.

(a)Any and all disputes, controversies, or claims arising out of or relating to this Agreement, the Transaction Documents and of the documents referred to in this Agreement and the Transaction Documents, and in respect of the transactions contemplated hereby and thereby, including without limitation, claims based on contract, tort, or statute, shall be determined by binding arbitration administered by Eric Green, Resolutions LLC, or if such arbitration is not available before a mutually agreeable single retired California judge or justice as the arbitrator, before, and pursuant to the then applicable rules of, JAMS, Inc., with only the arbitrator to decide all issues regarding arbitrability and the existence, scope and enforceability of this mandatory, final and binding arbitration provision.  The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 6.6 (Notices) as permitted by applicable Law, shall be valid and sufficient service thereof.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 6.8Interpretation; Article and Section References.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references in this Agreement to Articles, Sections, Subsections, Annexes, Exhibits and Schedules are references to Articles, Sections, Subsections, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

Section 6.9No Third-Party Beneficiaries.  Except for the provisions of ARTICLE V, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.10Counterparts; Electronic Signature.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 6.11Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto signed by Parent, Purchaser and the Equityholders’ Representative; provided, however, that after approval of the transactions contemplated hereby by the Stockholders, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval.

Section 6.12Attorneys’ Fees. In the event an Action is brought against a party hereto relating to this Agreement or to enforce or interpret any provision of this Agreement, the prevailing party, or in the event that there is no prevailing party, then the substantially prevailing party, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 6.13Fees and Expenses.  Except as otherwise set forth herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, all Transaction Expenses shall be treated as set forth in Section 1.2(d) (Purchase Price).

Section 6.14Specific Performance.  The parties hereto agree that:  (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the other party(ies) hereto shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or other specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no party hereto shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action.

Section 6.15Waivers.  No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.16No Presumption Against Drafting Party.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and sealed on its behalf as of the day and year first above written.

SPARK NETWORKS, INC., a Delaware corporation

By:
Name:	Michael S. Egan
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

LOV USA LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MERGER SUB 1 INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

SMOOCH LABS INC., a Delaware corporation

By:
Name:	Bryan Welfel
Title:	President

EQUITYHOLDERS’ REPRESENTATIVE

Darren Bassman

Bryan Welfel

Chad Wood

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“$” means United States Dollars.

“2016 Earnout Period” means the period beginning on the Closing Date and ending on December 31, 2016.

“2016 Earnout Payment” means five (5) times the amount (if any) by which Eligible Revenue for the 2016 Earnout Period exceeds $1,200,000.

“2016 Quarterly Earnout Period” means the periods beginning on (a) October 14, 2015 and ending on December 31, 2016, (b) January 1, 2016 and ending on March 31, 2016, (c) April 1, 2016 and ending on June 30, 2016, (d) July 1, 2016 and ending on September 30, 2016, and (e) October 1, 2016 and ending on December 31, 2016.

“2017 Earnout Period” means the period beginning on January 1, 2017 and ending on December 31, 2017.

“2017 Earnout Payment” means four (4) times the amount (if any) by which Eligible Revenue for the 2017 Earnout Period exceeds the higher of (a) $1,200,000 or (b) Eligible Revenue for the 2016 Earnout Period; provided, however, that if Eligible Revenue for the 2016 Earnout Period is a negative amount, the Eligible Revenue for the 2017 Earnout Period shall be reduced by such negative amount.

“2017 Quarterly Earnout Period” means the periods beginning on (a) January 1, 2017 and ending on March 31, 2017, (b) April 1, 2017 and ending on June 30, 2017, (c) July 1, 2017 and ending on September 30, 2017, and (d) October 1, 2017 and ending on December 31, 2017.

“280G Stockholder Approval” means the approval by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to the agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such Stockholder vote obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Accounting Firm” has the meaning set forth in Section 1.12(d).

“Action” means any claim, action, cause of action, suit, litigation, inquiry, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing,

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audit, examination or investigation by or before any Governmental Entity or any arbitrator or arbitration panel, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.  For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Purchase Price” has the meaning set forth in the Recitals.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Spreadsheet” means the spreadsheet delivered by the Company to Purchaser at the Closing outlining the Closing Purchase Price to be paid to each Equityholder.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.19.

“Balance Sheet” has the meaning set forth in Section 2.7.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in New York, New York, between the hours of 8:00 a.m. and 5:00 p.m. local time.

“Certificate” means any certificate that, immediately prior to the Effective Time, evidenced outstanding Shares.

“Certificate of Merger” has the meaning set forth in Section 1.2(b).

“Change of Control” means the sale of a majority of the capital stock, assets or business of Parent, Purchaser or the Surviving Corporation, or the merger or consolidation of Parent, Purchaser or the Surviving Corporation into or with another entity which results in the exchange of outstanding shares of Parent, Purchaser or the Surviving Corporation, as the case may be, for securities or other consideration issued or paid or to be issued or paid by such other Person (other than a transaction in which all or substantially all of the Persons who were beneficial owners of the equity securities of Parent, Purchaser or the Surviving Corporation, as the case may be, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring entity following such transaction, as applicable).

“Change of Control Payments” means any and all payments (together with all Tax and/or other costs paid or payable in connection with such payments) made by, or obligation for payment by, the Company or an ERISA Affiliate solely or partially as a result of the transactions contemplated hereby or a termination of employment or engagement that occurs on or prior to the Closing, pursuant to any Contract or applicable Law, including bonus, separation, severance,

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redundancy, termination or similar-type benefits contemplated by this Agreement or the Transaction Documents to any current or former or retired employee, director, consultant or independent contractor of the Company or ERISA Affiliate or the beneficiary or dependent of such Person, provided that severance payable to employees of the Company who do not receive offers of employment by Purchaser shall not be Change of Control Payments.

“Claim Amount” has the meaning set forth in Section 5.6(a).

“Claim Notice” has the meaning set forth in Section 5.6(a).

“Closing” has the meaning the forth in Section 1.2(a).

“Closing Cash Consideration” has the meaning set forth in Section 1.7(a)(i).

“Closing Date” has the meaning the forth in Section 1.2(a).

“Closing Deductions” has the meaning set forth in Section 1.2(d).

“Closing Indebtedness” means all Indebtedness of the Company as of the Closing Date.

“Closing Purchase Price” has the meaning set forth in the Recitals.

“Closing Stock Consideration” has the meaning set forth in Section 1.7(a)(ii).

“COBRA” means Section 4980B of the Code or similar applicable Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock of the Company, par value $0.01 per share.

“Common Stock Price Per Share” means the amount that is equal to (a) the Closing Purchase Price minus the amount of the Closing Deductions plus the aggregate amount of the exercise prices of the Options being converted pursuant to an Option Merger Consideration Agreement (with such exercise prices being as set forth in the applicable Option Merger Consideration Agreements), divided by (b) the Fully-Diluted Shares as of immediately prior to the Effective Time.

“Company” has the meaning set forth in the Preamble.

“Company Charter” means that certain Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on January 6, 2014, as amended by that certain Certificate of Amendment of the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on October 14, 2015, prior to the Closing.

“Company Confidential Information” has the meaning set forth in Section 6.16(b).

“Company Disclosure Schedule” has the meaning set forth in the introduction of ARTICLE II.

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“Company Intellectual Property Rights” has the meaning set forth in Section 2.14(a)(iii).

“Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property Right or any Intellectual Property Right developed by, with or for the Company.

“Company Option Plan” means the Company’s 2014 Omnibus Stock Incentive Plan.

“Company Permits” has the meaning set forth in Section 2.5(b).

“Company Privacy Policy” means each external or internal, past or present policy of the Company relating to: (a) the privacy of users of any website, mobile application or other online service of the Company; (b) the collection, storage, disclosure and transfer of any User Data or Personal Data; and (c) any employee information.

“Company Products” means all products and services designed, developed, distributed, hosted, sold, marketed, licensed, supplied, or otherwise provided, including as a platform (or planned to be designed, developed, distributed, hosted, sold, marketed, licensed, supplied, or otherwise provided, including as a platform) by or for the Company (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related documentation, materials, or information.

“Company Software” has the meaning set forth in Section 2.14(n).

“Contaminants” has the meaning set in Section 2.14(r).

“Continuing Contractor” means any independent contractors of the Company who have, as of the date hereof, entered into Employment Arrangements with Purchaser, the Surviving Corporation or any of their Subsidiaries, as set forth on Schedule I.

“Continuing Employee” means any employees of the Company who have, as of the date hereof, entered into Employment Arrangements with Purchaser, the Surviving Corporation or any of their Subsidiaries, as set forth on Schedule II.

“Continuing Service Provider” means any Continuing Employee or Continuing Contractor.

“Contract” means, with respect to any Person, any legally binding contract, subcontract, agreement, instrument, option, lease, license, note, bond, mortgage, indenture, obligation, commitment, undertaking, binding application, insurance policy, letter, arrangement or understanding to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have any liability, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyrights” means any U.S. and non-U.S. copyrights and rights in mask works (including any registrations and applications therefor and whether registered or unregistered),

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database rights, moral rights, neighboring rights and similar intellectual property rights, including any of the foregoing that may vest in any design or other Trademark, and all other rights with respect to Works of Authorship, and all registrations thereof and applications for registration thereof.

“Credit Agreement” has the meaning set forth in the Recitals.

“DAA” has the meaning set forth in Section 2.14(t).

“Data Protection Laws” means all applicable Laws and published privacy policies and internal privacy policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use, retention and disposal of Personal Data or User Data (including Personal Data or User Data of employees, contractors, and third parties).

“Deductible” has the meaning set forth in Section 5.2(c).

“DGCL” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 6.16(a).

“Dispute Notice” has the meaning set forth in Section 1.12(j).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Dollars” means the currency of the United States dollar, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

“Earnout Payment” means the 2016 Earnout Payment or the 2017 Earnout Payment, as applicable.

“Earnout Bonus Payment” has the meaning set forth in Section 1.12(l).

“Earnout Period” means the 2016 Earnout Period or the 2017 Earnout Period, as applicable.

“Earnout Statement” has the meaning set forth in Section 1.12(a).

“Earnout Trading Price” means the volume weighted average closing sale price for every trading day of one share of Parent Common Stock as reported on the New York Stock Exchange for the 2016 Earnout Period or the 2017 Earnout Period, as applicable (in each case, as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Effective Time” has the meaning set forth in Section 1.2(b).

“Eligible Revenue” for any period means the total revenue from the Surviving Corporation’s operations, including revenue from (a) operations related to the New Apps, if applicable, and (b) any other ancillary revenue generated by the Surviving Corporation minus the

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following costs and expenses of the Surviving Corporation: (i) sales and marketing, (ii) general and administrative, (iii) other operating expenses, and (iv) interest expense associated with the Credit Agreement (but not to include any deferred financing fees), but for the avoidance of doubt, excluding: (A) during the 2016 Earnout Period, all direct marketing expenses of the New Apps until such time as the New Apps begin to produce revenue; (B) depreciation; (C) amortization; (D) income taxes; (E) non-cash compensation and other expense; (F) asset impairment; (G) Parent’s or Purchaser’s overhead expenses; (H) research and development and software development costs that are deemed eligible for capitalization in accordance with GAAP and the accounting policies of Parent; (J) nonrecurring or extraordinary cash expenses; and (K) expenses associated with the defense of the Specified Claim or any claim for indemnification pursuant to ARTICLE V of this Agreement, in each case determined in accordance with GAAP.

“Employee Plans” has the meaning set forth in Section 2.10(a)(ii).

“Employment Arrangements” has the meaning set forth in the Recitals.

“Encumbrance” means any encumbrance, charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing; provided, however, that the term “Encumbrance” shall not include (i) statutory liens for Taxes that are not yet delinquent (and for which there are adequate accruals on the Financial Statements and Interim Financial Statements if required in accordance with GAAP) and (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Environmental Law” means any applicable Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Equityholder” means any Stockholder and any Optionholder.

“Equityholders’ Representative” has the meaning set forth in the Preamble.

“ERISA” has the meaning set forth in Section 2.10(a)(i).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 5.3(a).

“Escrow Agreement” has the meaning set forth in the Recitals.

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“Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Escrow Fund” has the meaning set forth in the Recitals.

“Escrow Release Date” means 5 p.m. Eastern Time on the date that is the earlier of:  (a) eighteen (18) months from the Closing Date, or (b) thirty (30) calendar days following the completion of Parent’s full year-end audit cycle following the end of fiscal year 2016.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Litigation” has the meaning set forth in Section 4.6.

“Export Control Laws” means (i) all U.S. import and export  and economic embargo and trade sanction Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Laws outside the United States.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Fraud” means (a) a representation that is material and false and is known by the Person so representing to be false at the time such representation is made or is made recklessly, knowing that there was insufficient knowledge upon which to base such representation, or (b) an intentional or willful omission of fact that is material and is known by person so omitting to be material at the time of such omission or is omitted recklessly, in each case with the intent to deceive Parent, Purchaser or Merger Sub or to induce them to enter into or perform their obligations under this Agreement or other Transactional Documents.

“FTC Principles” has the meaning set forth in Section 2.30.

“Fully-Diluted Shares” means, as of any time, the number of shares of Common Stock then outstanding, whether or not subject to restriction, assuming the cancellation of all Options (but for purposes of this definition to treat such Options as if they were exercised), but excluding any Shares to be cancelled pursuant to Section 1.7(b) (Conversion of Stock).

“Fundamental Representations” has the meaning set forth in Section 5.1(a)(ii).

“GAAP” has the meaning set forth in Section 2.6(b).

“Government Contract” means (i) any Contract of the Company or pursuant to which its properties are assets are bound to which any Governmental Entity is party or is otherwise bound and (ii) any Contract pursuant to which the Company participates in any program involving a Governmental Entity or is entitled to any right or benefit (including Tax subsidies) provided by any Governmental Entity.

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“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, national, supranational, state, provincial, local, municipal, foreign or other government; or (c) governmental regulatory, administrative or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal or arbitral or judicial body), in each case, whether domestic or foreign.

“Governmental Order” means any executive order, injunction, judgment, decree, writ, order or other requirement issued by any Governmental Entity, or pursuant to any binding arbitration, mediation or similar proceeding.

“Grant Date” has the meaning set forth in Section 2.2(e).

“Group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and related case law.

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“Inbound License Agreement” means any Contract pursuant to which any Intellectual Property Right or Technology has been licensed, sold, assigned or otherwise conveyed or provided to the Company, including any right to use or otherwise practice or exploit any Intellectual Property Right or Technology, and any covenant not to sue, release or other immunity with respect to any Intellectual Property Right or Technology, other than (i) form employee assignment agreements included in the Standard Form IP Contracts made available to Purchaser as required under Section 2.14(h) and (ii) Off-the-Shelf Software Contracts.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable, without duplication: (i) indebtedness of the Company for borrowed money, including convertible debt; (ii) obligations of the Company evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of the Company in respect of letters of credit, notes, bonds, debentures, derivative or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of the Company to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) indebtedness of third parties which is either guaranteed by the Company or secured by an Encumbrance on the assets of the Company; (vi) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing;

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(vii) all accrued interest on any of the foregoing; (viii) in the nature of a guarantee of any of the foregoing; and (ix) all accounts payable of the Company arising on or before the Closing Date.

“Indemnification Claim” has the meaning set forth in Section 5.3.

“Indemnification Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the twenty (20) trading days preceding the date in which an Indemnitee is entitled to indemnification from the Indemnifying Equityholders pursuant to ARTICLE V (in each case, as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Indemnifying Equityholders” means each Equityholder.

“Indemnitee” has the meaning set forth Section 5.2(a)

“Insurance Policies” has the meaning set forth in Section 2.18.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“IP Representations” means the representations and warranties set forth in Section 2.14 (Intellectual Property).

“IRS” has the meaning set forth in Section 2.10(b).

“Key Employee” means each employee of the Company listed on Schedule III.

“Knowledge of the Company” or any similar phrase means, with respect to any fact or matter, the knowledge, after due inquiry, of the Key Employees.

“Labor and Employment Laws” means all applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, worker classification, background checks, wages and hours, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation,

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immigration, individual and collective consultation, employee privacy, notice of termination and redundancy and the payment of social security and other Taxes, in each case.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Leased Real Property” means all Real Property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy.

“Loss Amounts” has the meaning set forth in Section 5.1(a)(iv).

“Losses” means, without duplication, any and all deficiencies, judgments, settlements, Actions, assessments, liabilities, losses, injuries, damages (whether direct or indirect, but excluding incidental or consequential, including any diminution in value, and punitive damages, in each case except in the case of Fraud or willful breach or unless such damages are actually awarded to a third party in any Third-Party Claim), interest, awards, fines, penalties, charges, costs, fees, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing and any Taxes incurred as a result of the foregoing, and in seeking indemnification therefor. For purposes of computing the amount of Losses incurred by any Person:  (i) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, or reimbursements, directly or indirectly, actually received by such Person or any of such Person’s Affiliates in connection with such Losses or the circumstances giving rise thereto (net of any reasonable costs and expenses incurred by such Person in connection such proceeds, payments or reimbursements), and (ii) any qualifications or representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms (except to the extent such terms are used to qualify descriptions or lists of assets and liabilities and other items required to be disclosed in the Company Disclosure Schedule) shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant set forth in this Agreement (including the Company Disclosure Schedule).

“Material Adverse Effect” means any event, circumstance, occurrence, claim, matter, change, effect or fact (each, an “Effect”) that, individually or in the aggregate, results in or would result in or would reasonably be expected to result in, a material adverse effect on or a material adverse change in the business, liabilities, condition (financial or otherwise), financial performance, operations, or results of operations of the Company; provided, however, that Effects directly resulting from: (i) any changes (after the date hereof) in GAAP or applicable Law or enforcement or interpretation thereof; (ii) natural disaster, sabotage, national or international political or social conditions, including war or terrorist attacks; (iii) any change in general economic or market conditions in the industries or markets in which the Company operate or affecting United States or foreign economies in general; (iv) any change that generally affect the industries and markets in which the Company operates; or (v) actions or inactions in compliance with, or as required or permitted in accordance with, the terms or conditions of this Agreement, shall not, in and of itself, be deemed to have or constitute a Material Adverse Effect

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to the extent that such adverse changes or conditions do not disproportionately affect the Company.

“Material Contracts” has the meaning set forth in Section 2.16(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.7.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 2.10(c).

“Multiple Employer Plan” has the meaning set forth in Section 2.10(c).

“NAI Code” has the meaning set forth in Section 2.30.

“NDA” has the meaning the forth in Section 4.1.

“Net Exercise Price” means the transaction value of a Share (including, in part, the Earnout) as determined by the Company’s Board of Directors prior to the Closing Date, minus the strike price for such Option.

“New Apps” has the meaning set forth in Section 4.7.

“Non-Continuing Contractor” means each of those independent contractors of the Company who have not received, or received but not accepted, an offer of continued engagement with Purchaser, the Surviving Corporation or any of their Subsidiaries prior to the Closing Date and listed on Schedule IV.

“Non-Continuing Employee” means each of those employees of the Company who have not received, or received but not accepted, an offer of continued employment with Purchaser, the Surviving Corporation or any of their Subsidiaries prior to the Closing Date and listed on Schedule V.

“Notice of Disagreement” has the meaning set forth in Section 1.12(b).

“Off-the-Shelf Software Contracts” means a customary, standard-form, non-negotiated license agreement associated with, and permitting use of, generally commercially available software in object code (other than development tools and development environments) available for a cost of not more than $15,000, other than Contracts in excess of $15,000 related to any Technology incorporated or embedded in, or otherwise necessary for the operation or provision of, any Company Product.

“Open Source Technology” means Software or other subject matter that is distributed as “free software” or under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the

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foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software.

“Option” means each option to purchase shares of Common Stock issued under the Company Option Plan.

“Option Merger Consideration Agreement” has the meaning set forth in Section 1.10.

“Optionholder” means any holder of Options.

“Outbound License Agreement” means any Contract, other than Standard Form IP Contracts (including Standard Form IP Contracts that are end user agreements), pursuant to which Company has granted any Person any license under, or pursuant to which any Person has otherwise received or acquired, any right (whether or not currently exercisable and including a right to receive a license) or any interest in, any Company Intellectual Property Right or any other Intellectual Property Right or Technology, including any covenant not to sue, release or other immunity with respect to any Intellectual Property Right or Technology, or pursuant to which any Person has been granted access to any Company Product or Company Software.

“Owned Real Property” means Real Property owned by the Company.

“Parachute Payment Waivers” means the parachute payment waivers, each in a form acceptable to Purchaser, from each person who the Company reasonably believes, with respect to the Company, is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the 280G Stockholder Approval process and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which such person agreed to waive any and all right or entitlement to such parachute payment to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent, which shares shall be non-certificated and represented by book-entry.

“Parent Credit Agreement” means the Credit Agreement, dated as of February 14, 2008, by and among Spark Networks Limited, Purchaser, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party thereto, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, as amended, amended restated, supplemented, refinanced, replaced, substituted, or otherwise modified from time to time.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the twenty (20) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

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“Patents” means any U.S. and non-U.S. patents and patent applications (including any continuations, continuations in part, divisional, reissues, renewals and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor.

“Paying Agent” has the meaning set forth in Section 1.11(a).

“Per Share Closing Deduction Amount” means the amount that is equal to the aggregate Closing Deductions divided by the Fully-Diluted Shares.

“Permits” means any permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, variances, orders, registrations, notices or other authorizations of any Governmental Entity

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Personal Data” means any information that relates to an identified or identifiable individual or device, including name, street address, telephone number, email address, username and password, photograph, government-issued identifier (including Social Security number and driver’s license number), passport number, customer or account number, or any other data used or intended to be used to identify, contact or precisely locate an individual.

“Pre-Closing Period” means the period of time beginning on the date hereof and ending on the Closing Date.

“Principal Stockholders” means the Stockholders of the Company listed on Schedule VI representing no less than the percentage of Shares necessary for the Requisite Stockholder Approval.

“Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information.

“Privacy Notices” has the meaning set forth in Section 2.30.

“Pro Rata Portion” means, with respect to each Indemnifying Equityholder, the quotient listed opposite such Indemnifying Equityholder’s name on the Allocation Spreadsheet.

“Purchaser” has the meaning set forth in the Preamble.

“Quarterly Earnout Period” means any 2016 Quarterly Earnout Period or any 2017 Quarterly Earnout Period.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer,

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wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Real Property Lease” has the meaning set forth in Section 2.12(b).

“Rebate Amount” has the meaning set forth in Section 4.10.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than ten percent (10%) of the outstanding equity or ownership interests of such specified Person; or (v) any trust or other Person (other than the Company) in which any one of the foregoing Persons holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.  For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, advisors, auditors, agents, attorneys, accountants, bankers and other representatives.

“Required Approvals” means the approvals and clearances of Governmental Entities applicable to the transactions contemplated by this Agreement and the Transaction Documents.

“Requisite Stockholder Approval” has the meaning set forth in Section 2.3.

“Restricted Common Stock” means any Common Stock that is unvested or is subject to a repurchase option or obligation or risk of forfeiture.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 1.13(a).

“Shares” has the meaning set forth in Section 1.7.

“SIG” has the meaning set forth in Section 2.14(q).

“Specified Claim” has the meaning set forth in Section 5.8.

“Specified Equityholders” has the meaning set forth in the Recitals.

“Social Media Identifiers” means social media and mobile communications accounts, identifiers, user names, handles or short code designations.

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“Software “ means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials, (iii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“Standard Form IP Contract” has the meaning set forth in Section 2.14(h).

“Stockholder” means any holder of Shares.

“Straddle Period” has the meaning set forth in Section 4.3(c).

“Subsidiary” of the Purchaser or any other Person means any corporation, partnership, limited liability company, registered or local office, association, trust, unincorporated association or other legal entity of which the Purchaser or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” has the meaning set forth in Section 2.14(s).

“Tax” means (i) all statutory, governmental, federal, state, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, contributions, rates, levies (including social security), fees, assessments or charges of any kind whatsoever or of the nature of Taxes, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Claims Expiration Date” has the meaning set forth in Section 5.1(a)(i).

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“Tax Representations” has the meaning set forth in Section 5.1(a)(i).

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Technology” means any and all (i) technology, formulae, algorithms, procedures, processes, methods and methodologies, models, techniques, know how, ideas, creations, concepts, inventions, discoveries, improvements, and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter or subject matter entitled to mask work protection (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (viii) Social Media Identifiers; and (ix) Trade Secrets and other confidential or proprietary information.

“Third-Party Claim” has the meaning set forth in Section 5.5.

“Third-Party Claim Notice” has the meaning set forth in Section 5.5.

“Third-Party Consent Payments” means amounts paid or payable in respect of third party waivers and consents or Contract amendments and terminations required to effect the Closing as contemplated herein.

“Threshold” has the meaning set forth in Section 1.12(j).

“Trade Secrets” means any information, including any formula, pattern, compilation, program, device, method, technique, or process, that (x) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (y) is the subject of efforts to maintain its secrecy.

“Trademarks” means any U.S. and non-U.S. (which shall include the European Union and any other jurisdiction around the world) registered and unregistered trademarks, service marks, trade dress, trade names, domain names, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing.

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“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the NDA, Employment Arrangements, the Credit Agreement, the Escrow Agreement, the Support Agreements, the Option Merger Consideration Agreements, and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transaction Expenses” means all fees and expenses incurred by the Company or any Equityholder (to the extent borne by the Company) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including all legal, Tax (including the employer portion of payroll Taxes on the Closing Date), accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by the Company (including on behalf of an Equityholder) in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of any website, mobile application or other online service of the Company, including but not limited to:  (i) any data regarding an individual’s activities (e.g., searches conducted, web pages, video or other content visited or viewed), whether or not such information is associated with an identifiable individual; and (ii) Internet Protocol addresses or other persistent identifiers.

“Written Consent” has the meaning set forth in the Recitals.

“Year-End Earnout Statement” has the meaning set forth in Section 1.12(a).

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Schedule I – Continuing Contractors

Kevin Weiler

Christopher McGregor

Christopher Brown

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Schedule II – Continuing Employees

Darren Bassman

Bryan Welfel

Chad Wood

David Yarus

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Schedule III – Key Employees

Darren Bassman

Bryan Welfel

Chad Wood

David Yarus

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Schedule IV – Non-Continuing Contractors

None.

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Schedule V – Non-Continuing Employees

None.

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Schedule VI – Principal Stockholders

Darren Bassman

Bryan Welfel

Chad Wood

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